UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
URBAN EDGE PROPERTIES
(Name of Registrant as Specified in Its Charter)
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2021
NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT
May 5, 2021
New York, NY

March 25, 2021
Dear Shareholder:
The Board of Trustees and officers of Urban Edge Properties join me in extending to you a cordial invitation to attend the 2021 annual meeting of our shareholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 5, 2021, at 9:00 a.m. Eastern Time. The Annual Meeting will be held entirely online due to the public health impact of the coronavirus (COVID-19) pandemic and to support the health and well-being of our shareholders, employees and partners. You can attend and participate in the Annual Meeting online by visiting www.virtualshareholder.com/UE2021, where you will be able to listen to the Annual Meeting live, submit questions and vote. Please see the “Questions and Answers” section of this proxy statement for more details regarding the logistics of the virtual Annual Meeting, including the ability of shareholders to submit questions during the Annual Meeting, and technical details and support related to accessing the virtual platform for the Annual Meeting.
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or E-proxy notice, to our shareholders of record as of the close of business on March 9, 2021. The E-proxy notice contains instructions regarding, among others how to access our proxy statement and annual report and how to authorize your proxy to vote online. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the proxy statement and annual report or elect to receive your proxy statement and annual report over the Internet.
If you are unable to attend the Annual Meeting, it is very important that your shares be represented and voted at the Annual Meeting. You may authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. If you authorize your proxy to vote your shares over the Internet, return your proxy card by mail or vote by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the Annual Meeting.
We appreciate your participation in our Annual Meeting.
Sincerely,

Jeffrey S. Olson
Chairman of the Board and Chief Executive Officer

Urban Edge Properties
888 Seventh Avenue
New York, New York 10019
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2021

To Our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Urban Edge Properties, a Maryland real estate investment trust (“we” or the “Company”), to be held on Wednesday, May 5, 2021, at 9:00 a.m. Eastern Time. The Annual Meeting will be held entirely online due to the public health impact of the coronavirus (COVID-19) pandemic and to support the health and well-being of our shareholders, employees and partners. You can attend and participate in the Annual Meeting online by visiting www.virtualshareholder.com/UE2021, where you will be able to listen to the Annual Meeting live, submit questions and vote. To join the Annual Meeting, you will need to have your 16-digit control number, which is included in the Notice (as defined below) and the proxy card sent to you or, if you are a beneficial owner who did not receive such number, may be obtained upon request to the broker, bank, or other nominee that holds your shares. Please see the “Questions and Answers” section of our definitive proxy statement in connection with the Annual Meeting, filed with the Securities and Exchange Commission on March 25, 2021 (the “Proxy Statement”), for more details regarding the logistics of the virtual Annual Meeting, including the ability of shareholders to submit questions, and technical details and support related to accessing the virtual platform for the Annual Meeting.
The Annual Meeting will be held for the following purposes:
1.	To elect the eight trustees named in the Proxy Statement, each to serve until our annual meeting of shareholders held in 2022 and until their successors are duly elected and qualify;
2.	To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021;
3.	To consider and vote, on a non-binding advisory basis, on a resolution to approve the compensation of our named executive officers as described in the Proxy Statement; and
4.	To transact such other business as may properly come before the Annual Meeting, including any postponements or adjournments thereof.
We are furnishing proxy materials to you electronically, via the Internet, instead of mailing printed copies of those materials to each shareholder. We believe that this process expedites receipt of our proxy materials by shareholders, while lowering the costs and reducing the environmental impact of our Annual Meeting. We have provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 9, 2021. The Notice contains instructions on how to access our Proxy Statement and annual report over the Internet and how to vote online. The Notice also includes instructions on how you can request and receive a paper copy of the Proxy Statement and annual report for the Annual Meeting and future meetings of shareholders.
The Board of Trustees has fixed the close of business on March 9, 2021 as the record date for determining the shareholders entitled to notice of and to vote at our Annual Meeting. Only holders of record of our common shares of beneficial interest, par value $.01 per share (the “Common Shares”), as of the close of business on March 9, 2021 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.
The Board of Trustees appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you requested and received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting, as described in the Proxy Statement.
By Order of the Board of Trustees,
ROBERT C. MILTON III
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
New York, New York
March 25, 2021

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PROXY STATEMENT
QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials?
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our annual report available to our shareholders electronically via the Internet in connection with the solicitation of proxies by our Board of Trustees (the “Board”) for use at our Annual Meeting to be held online on Wednesday, May 5, 2021, at 9:00 a.m. Eastern Time. We provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 9, 2021. If you received the Notice electronically, you will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained in the Notice. Our shareholders are invited to attend the Annual Meeting online and are requested to vote on the proposals described in this Proxy Statement. The approximate date on which this Proxy Statement and accompanying materials will be first sent and made available to shareholders is March 25, 2021.
How do I attend the virtual Annual Meeting?
The Annual Meeting will be held entirely online due to the public health impact of the coronavirus (COVID-19) pandemic and to support the health and well-being of our shareholders, employees and partners. Shareholders of record as of March 9, 2021, will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholder.com/UE2021 and attending the log in instructions below. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.
Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., Eastern Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our shareholders to access the Annual Meeting prior to the start time.
Log in Instructions. To attend the Annual Meeting, log in at www.virtualshareholder.com/UE2021. Shareholders will need their unique 16-digit control number, which appears on the Notice and the proxy card sent to them. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 20, 2021, so that you can be provided with a control number and gain access to the Annual Meeting. If, for any reason, you are unable to locate your control number, you will still be able to join the virtual Annual Meeting as a guest by accessing www.virtualshareholder.com/UE2021 and following the guest log-in instructions; you will not, however, be able to vote or ask questions.
Submitting Questions at the virtual Annual Meeting. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.
Technical Assistance. Beginning 30 minutes prior to the start of and during the Annual Meeting, we will have support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, call our support team which will be posted on www.virtualshareholder.com/UE2021.
Availability of live webcast to team members and other constituents. The live audio webcast will be available to not only our shareholders but also to other constituents. Such constituents will be able to attend the online platform for the Annual Meeting by accessing www.virtualshareholder.com/UE2021 and following the guest log-in instructions; they will not, however, be able to vote or ask questions.

What items will be voted on at the Annual Meeting?
Shareholders will vote on the following items at the Annual Meeting:
•
Proposal 1: the election of the eight trustees named in this Proxy Statement, each to serve until our annual meeting of shareholders held in 2022 and until their successors are duly elected and qualify;

•	Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
•	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement.
In addition, shareholders will vote on such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.
What is the Board’s voting recommendation for each item to be considered at the Annual Meeting?
The Board recommends that you vote your shares as follows:
•	Proposal 1: “FOR” the election of the eight trustee nominees named in this Proxy Statement;
•	Proposal 2: “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021; and
•	Proposal 3: “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in this Proxy Statement.
What vote is required to approve the proposals?
Once a quorum is present, the following vote is required to approve each proposal:
•
Proposals 1, 2 and 3: The election of a trustee nominee, the ratification of the appointment of Deloitte & Touche LLP and the non-binding advisory approval of the compensation of our named executive officers must each be approved by a majority of the votes cast on the proposal.

•
Other Items: A majority of the votes cast will be sufficient to approve any other matter which may properly come before the Annual Meeting. The Board does not currently know of any other matters that may properly be brought before the Annual Meeting.

What is the quorum for the Annual Meeting?
The presence online or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:
•	Are present online at the Annual Meeting; or
•	Have authorized a proxy on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.
If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting sine die or from time to time to a date not more than 120 days after the original record date of March 9, 2021 without notice other than announcement at the Annual Meeting.
At the close of business on the record date, March 9, 2021, there were 117,025,056 Common Shares issued and outstanding. Accordingly, 117,025,056 Common Shares must be represented by shareholders present at the Annual Meeting online or by proxy to have a quorum.

Who is entitled to attend and vote at the Annual Meeting?
All shareholders of record as of the close of business on the record date for the Annual Meeting, are entitled to receive notice of, attend and vote at the Annual Meeting. You may authorize a proxy to vote your shares without attending the Annual Meeting. You are entitled to cast one vote for each common share of beneficial interest, par value $.01 per share (“Common Share”), you held of record as of the record date.
Attendance at the Annual Meeting is limited to shareholders of record and beneficial owners of our Common Shares (see following question for relevant distinction). Beneficial owners are invited to attend the Annual Meeting online at www.virtualshareholder.com/UE2021 and may use their 16-digit control number to vote their shares.
What is the difference between a shareholder of record and a beneficial owner?
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the shareholder of record with respect to those shares, and the Notice, and if requested, the proxy materials, were sent directly to you by AST.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice, and if requested, the proxy materials, will be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form” provided to you by the organization that holds your shares. As a beneficial owner, you are also invited to attend the Annual Meeting online at www.virtualshareholder.com/UE2021 and you may use your 16-digit control number to vote your shares.
If I am a shareholder of record, how do I vote?
Whether or not you plan to attend the Annual Meeting, we urge you to authorize your proxy to vote your shares. As described in the Notice, there are four ways to vote:
•	Via the Internet. You may authorize a proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the Notice and the proxy card;
•	By Telephone. If you received your proxy materials by mail, you may authorize a proxy by calling the toll free number found on the proxy card;
•	By Mail. If you received your proxy materials by mail, you may authorize a proxy by filling out the proxy card and sending it back in the envelope provided; or
•	Online. You may vote online by attending the Annual Meeting online and following the instructions posted at www.virtualshareholder.com/UE2021.
Telephone and internet authorization methods for shareholders of record will be available until 11:59 p.m. (Eastern Time) on May 4, 2021. If you vote by mail, you must ensure proper completion and receipt of the proxy no later than May 4, 2021.
If I am a beneficial owner of shares held in street name, how do I vote?
If you own shares held by a broker, you may instruct your broker to vote your shares in the manner that you direct by following the instructions that the broker provides to you. As a beneficial owner, you are also invited to attend the Annual Meeting online at www.virtualshareholder.com/UE2021 and you may use your 16-digit control number to vote your shares.
Can I change or revoke my proxy?
Yes. If you are a shareholder of record, you may revoke your proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy bearing a later date or by attending the Annual Meeting and voting online. Attendance online at the Annual Meeting will not by itself constitute revocation of a proxy. If you are the beneficial owner of shares held in street name, you must contact the organization that holds your shares to receive instructions as to how you may revoke your voting instructions.
How are proxies voted?
Proxies properly submitted via the Internet, mail or telephone will be voted at the Annual Meeting in accordance with your directions. If your properly-submitted proxy does not provide voting instructions on a proposal, then the proxy holders will vote your shares (i) in the manner recommended by the Board on all matters presented in this Proxy Statement and (ii) as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. Mark J. Langer, Robert C. Milton III and Alexandra Ferrone have been designated as proxy holders for the Annual Meeting.
How are abstentions and broker non-votes treated?
If you are a beneficial owner whose shares are held of record by a brokerage firm, bank, broker-deal, or other similar organization, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
You may choose to abstain or refrain from voting your shares on one or more issues presented for a vote at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote on any of the proposals.
Who has paid for this proxy solicitation?
We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our shareholders, the proxy materials and any additional materials furnished to shareholders. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our Common Shares and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.
Proxies may be solicited by our trustees, officers or employees personally or by telephone without additional compensation for such activities. No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.
Where can I find additional information?
Our website is located at www.uedge.com. Although the information contained on or connected to our website is not part of this Proxy Statement, you can view additional information on the website, such as the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and reports that we file with the SEC. Copies of these documents may be obtained free of charge by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary.

PROPOSAL 1 ELECTION OF TRUSTEES

Our Board of Trustees (the “Board”) currently consists of eight trustees (together the “Trustees”, and each a “Trustee”). Each Trustee is elected annually for a term of one year and holds office until the next annual meeting and until a successor is duly elected and qualifies. Under our Bylaws, at a shareholder meeting to elect Trustees, a majority of the votes cast with respect to a nominee's election is sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.
In evaluating the suitability of trustee nominees, our Corporate Governance and Nominating Committee takes into account factors such as general understanding of various business disciplines (e.g., marketing or finance), understanding of the Company’s business environment, educational and professional background, judgment, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent shareholder interests through sound judgment.
The following table sets forth the name, age, starting year and position for each of our current Trustees as of March 22, 2021.
Name	Age	Trustee Since	Position
Jeffrey S. Olson	53	2014	Trustee (Chairman) and Chief Executive Officer
Amy B. Lane	68	2015	Trustee (Lead Trustee)
Michael A. Gould	78	2015	Trustee
Steven H. Grapstein	63	2015	Trustee
Steven J. Guttman	74	2015	Trustee
Kevin P. O'Shea	55	2014	Trustee
Steven Roth	79	2015	Trustee
Douglas W. Sesler	59	2020	Trustee

Nominees for Election to Term Expiring 2022
Jeffrey S. Olson, Michael A. Gould, Steven H. Grapstein, Steven J. Guttman, Amy B. Lane, Kevin P. O'Shea, Steven Roth and Douglas W. Sesler have been nominated to serve on the Board until our 2022 annual meeting of shareholders and until their respective successors are duly elected and qualify. The Board has no reason to believe that Messrs. Olson, Gould, Grapstein, Guttman, O'Shea, Roth or Sesler or Ms. Lane will be unable, or will decline, to serve if elected. Trustees will be elected by a majority of the votes cast in the election of Trustees.
The biographical descriptions below set forth certain information with respect to each nominee for election as a Trustee at the Annual Meeting. The Board has identified specific attributes of each nominee that the Board has determined qualify that person for service on the Board.
Jeffrey S. Olson Chairman and Chief Executive Officer Trustee Since: 2014 Age: 53
Jeffrey S. Olson has served as our Chairman and Chief Executive Officer since December 29, 2014 and has served as a Trustee since December 19, 2014. Mr. Olson served as chief executive officer and a member of the board of directors of Equity One, Inc. (“Equity One”) from 2006 until September 1, 2014, at which time Mr. Olson joined Vornado Realty Trust (“Vornado”) in order to work on the separation of the Company from Vornado. From 2006-2008, Mr. Olson also served as the president of Equity One. Prior to joining Equity One, he served as president of the Eastern and Western Regions of Kimco Realty Corporation from 2002 to 2006. Mr. Olson received a M.S. in Real Estate from The Johns Hopkins University and a B.S. in Accounting from the University of Maryland, and was previously a Certified Public Accountant.

Mr. Olson’s qualifications to serve on our Board include his role as our Chief Executive Officer, his experience as chief executive officer and a board member of Equity One and general expertise in real estate operations, as well as his knowledge of the REIT industry developed as an analyst covering many U.S. REITs. Mr. Olson currently serves as a Board Member of the National Association of Real Estate Investment Trusts (“NAREIT”).

Amy B. Lane Lead Trustee Trustee Since: 2015 Age: 68
Amy B. Lane has served as a Trustee since January 14, 2015. Ms. Lane was an investment banker for 26 years, primarily specializing in the retail and apparel industry during that time. From 1997 until her retirement in 2002, Ms. Lane served as a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc. (“Merrill Lynch”). Before working at Merrill Lynch, Ms. Lane founded and led the retail industry investment banking unit at Salomon Brothers, Inc., having joined that firm in 1989. Ms. Lane began her investment banking career at Morgan Stanley & Co. in 1977. Ms. Lane is currently a director of The TJX Companies, Inc. and NextEra Energy, Inc, and served as Trustee of GNC Holdings, Inc. from 2011 until October 2020. Ms. Lane received an M.B.A. in Finance from The Wharton School and a B.S. from the University of Pennsylvania.

Ms. Lane’s qualifications to serve on our Board include her extensive experience in the retail and apparel sectors, as well as her financial expertise from her many years in investment banking.

Michael A. Gould Trustee Trustee Since: 2015 Age: 78
Michael A. Gould has served as a Trustee since January 14, 2015. Mr. Gould served as Chairman and CEO of Bloomingdale’s, a division of Macy’s Inc., a major retailer operating department stores and specialty stores, from 1991 to 2014. Prior to joining Bloomingdale’s, Mr. Gould was the President and Chief Operating Officer of Giorgio Beverly Hills beginning in 1986 and became its President and Chief Executive Officer in 1987. Mr. Gould also worked at J.W. Robinson’s Department Stores in Los Angeles from 1978 to 1986, serving as its Chairman and Chief Executive Officer from 1981 to 1986. Since November 2015, Mr. Gould has served on the Board of Directors of David Yurman, a leading fine jewelry and luxury timepiece retailer with over 360 locations worldwide. Since November 2017, Mr. Gould has served as a member of the Advisory Board of C.J. Segerstrom & Sons, owner of, among other properties, the South Coast Plaza Mall in Costa Mesa, CA. Mr. Gould received an M.B.A. from Columbia Business School (1968) and a B.A. from Columbia College (1966).

Mr. Gould’s qualifications to serve on our Board include his extensive knowledge of, and experience in, the retail sector and management experience at multiple companies.

Steven H. Grapstein Trustee Trustee Since: 2015 Age: 63
Steven H. Grapstein has served as a Trustee since January 14, 2015. Mr. Grapstein has been Chief Executive Officer of Como Holdings USA, Inc., an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Como Holdings USA, Inc. Since November 2015, Mr. Grapstein has served on the Board of Directors of David Yurman, a leading fine jewelry and luxury timepiece retailer with over 360 locations worldwide. Since November 2003, Mr. Grapstein has served on the Board of Directors of Mulberry Plc, a UK listed company that wholesales and retails luxury leather goods in over 30 countries. Mr. Grapstein also held the position of Chairman of Presidio International dba A/X Armani Exchange, a fashion retail company from 1999 to June 2014. Mr. Grapstein served as Chairman of Tesoro Corporation (NYSE: TSO) from 2010 through 2014 and served on its board from 1992 through May 2015. Mr. Grapstein received a B.S. in Accounting from Brooklyn College (1979) and is a Certified Public Accountant (1981). He is also a director of several privately held hotel and real estate entities.

Mr. Grapstein’s qualifications to serve on our Board include his broad experience in the real estate and retail sectors across a variety of companies, as well as the knowledge of board responsibilities and mechanics he brings from his experience as a former Chairman of a Fortune 100 public company and service on multiple board committees.

Steven J. Guttman Trustee Trustee Since: 2015 Age: 74
Steven J. Guttman has served as a Trustee since January 14, 2015. Mr. Guttman is a real estate industry veteran with over 40 years of experience. In January of 2013, Mr. Guttman founded UOVO Fine Art Storage, which is developing next generation, high-tech facilities for fine art storage, and currently serves as UOVO’s Chairman. Prior to founding UOVO, Mr. Guttman had a 30-year career with Federal Realty Investment Trust, becoming managing Trustee in 1979, President, Chief Executive Officer and Trustee in 1980, and Chairman of the Board and Chief Executive Officer in February 2001, a position he held at the time of retirement in 2003. In 1998, Mr. Guttman founded Storage Deluxe Management Company, a Manhattan-based owner, developer and manager of self-storage facilities, of which he is the principal investor. In the last 15 years, Storage Deluxe has developed approximately 65 properties with an excess of 7 million square feet, primarily in the New York City metropolitan area. Mr. Guttman has been a member NAREIT since 1973 and served as a member of the Board of Governors and Executive Committee, including as Chairman of the Board of Governors from 1997-1998. He received a B.A. from the University of Pittsburgh in 1968 and a J.D. from George Washington University in 1972.

Mr. Guttman’s qualifications to serve on our Board include his extensive career at a large, successful retail REIT (culminating with his service as Chief Executive Officer and Chairman of the Board), and his experience in the REIT industry generally, including his participation in NAREIT.

Kevin P. O'Shea Trustee Trustee Since: 2014 Age: 55
Kevin P. O’Shea has served as a Trustee since December 29, 2014. Mr. O’Shea has been the Chief Financial Officer of AvalonBay Communities, Inc., a multifamily real estate investment trust, since May 2014. Previously, he had served as Executive Vice President-Capital Markets and as Senior Vice President-Investment Management at AvalonBay. Mr. O’Shea joined AvalonBay in July 2003. Prior to that time, Mr. O’Shea was an Executive Director at UBS Investment Bank, where his experience included real estate investment banking. Earlier in his career, Mr. O’Shea practiced commercial real estate and banking law as an attorney. Mr. O’Shea received an M.B.A. from Harvard Business School, a J.D. from Southern Methodist University and a B.A. from Boston College.

Mr. O’Shea’s qualifications to serve on our Board include his education and experience in business and legal roles, his extensive experience in the REIT sector and his financial expertise stemming from his experience as the Chief Financial Officer of a major REIT, and his experience in the real estate investment banking sector.

Steven Roth Trustee Trustee Since: 2015 Age: 79
Steven Roth has served as a Trustee since January 14, 2015. Mr. Roth has been the Chairman of the Board of Trustees of Vornado, a real estate investment trust, since May 1989 and Chairman of the Executive Committee of the Board of Trustees of Vornado since April 1980. From May 1989 until May 2009, Mr. Roth served as Vornado’s Chief Executive Officer, and has been serving as Chief Executive Officer again from April 15, 2013 until the present. Since 1968, he has been a general partner of Interstate Properties and he currently serves as its Managing General Partner. He is the Chairman of the Board and Chief Executive Officer of Alexander’s, Inc. and the Chairman of the Board of JBG Smith Properties.

Mr. Roth’s qualifications to serve on our Board include his experience in leadership and board responsibilities for a major REIT (as well as with other significant real estate companies), his deep understanding of the class of assets held by the Company and his many years of experience in the real estate field generally.

Douglas W. Sesler Trustee Trustee Since: 2020 Age: 59
Douglas W. Sesler has served as a Trustee since March 20, 2020. Most recently, Mr. Sesler served as the Head of Real Estate for Macy's, Inc., a position he held from April 2016 to April 2021. From 2011 to 2016, Mr. Sesler was president of True Square Capital LLC, a real estate investment and advisory firm. From 2005 to 2011, he was employed at Bank of America Merrill Lynch International Ltd. in roles that included global head of principal real estate investments and global co-head of real estate investment banking. From 1989 to 2005, Mr. Sesler served in a variety of roles at Citigroup and its predecessors, including as managing director of the global real estate investment banking group and managing director of the Travelers Realty Investment Company. He began his career in real estate roles at Chemical Bank. Mr. Sesler served on the board of directors of Gazit Globe Ltd., an international owner, developer and operator of shopping centers from January 2012 to November 2020. Mr. Sesler received a B.A. in Government from Cornell University.

Mr. Sesler's qualifications to serve on our Board include his extensive experience in the real estate sector, including in an executive position with one of the largest U.S. department store companies, as well as his experience in the real estate investment banking sector.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure
Our Board is focused on effective corporate governance practices. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, a Lead Trustee and Board committees comprised solely of independent Trustees. The Board believes its current structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent Trustees. We value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. All of our Trustees are independent, except Jeffrey S. Olson, our Chairman and Chief Executive Officer.
As Chairman and Chief Executive Officer, Mr. Olson uses the in-depth focus and perspective gained as a senior executive leading other real estate companies and as an analyst covering many U.S. REITs to effectively and efficiently guide our Board. He fulfills his responsibilities through close interaction with our Lead Trustee, Amy B. Lane, who was elected to serve in that capacity by the independent Trustees of our Board.
The Board concluded that Mr. Olson, as a well-seasoned leader with a track record of running and analyzing real estate companies over a long period of time, is the best person to lead the Board. The Board also considered current Board relationships and determined that there is actual and effective independent oversight of management with Ms. Lane serving as Lead Trustee, providing significant independent oversight of the Board, and with the Board as a whole, being primarily comprised of members independent of management, also serving as an actual and effective independent voice.
Trustee Independence
Our Corporate Governance Guidelines and the NYSE listing standards require that at least a majority of our Trustees, and all of the members of the Audit, Compensation and Corporate Governance and Nominating Committees, be “independent”. NYSE listing standards provide that, to qualify as “independent”, a Trustee, in addition to satisfying certain bright-line criteria, must be affirmatively determined by the Board not to have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).
In addition, our Board has adopted categorical standards to assist it in making determinations of independence. These categorical standards specify certain relationships that our Board has determined not to be material relationships that would categorically impair a Trustee’s ability to qualify as independent, including, among others, (i) a Trustee’s or his or her immediate family member’s status as an employee of an organization that has made payments to the Company, or that has received payments from the Company, not in excess of certain specified amounts; (ii) relationships with organizations with which the Company conducts business, in each case, which owe money to the Company or to which the Company owes money not in excess of certain specified amounts; (iii) personal relationships between a Trustee (or a member of the Trustee’s immediate family) with a member of the Company’s management; and (iv) any other relationship or transaction that is not covered by any of the categorical standards that does not involve the payment of more than $100,000 in the most recently completed fiscal year of the Company. The Board of Trustees’ categorical standards are set forth in our Corporate Governance Guidelines on the Company’s website located at www.uedge.com.
In accordance with these categorical standards and the NYSE listing standards, the Board affirmatively determined that each of our Trustees, other than Mr. Olson, satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. In determining that Ms. Lane qualified as an independent director for purposes of her service on the Compensation Committee, the Board considered her membership on the board of directors of The TJX Companies, Inc., which is one of our largest tenants. The Board’s conclusion that this relationship did not impair Ms. Lane’s independence for purposes of her service on the Compensation Committee was primarily based on the fact that Ms. Lane serves as an independent, non-employee director of The TJX Companies, Inc., which is a relationship that is deemed immaterial pursuant to the categorical standards adopted by the Board.

Lead Trustee
Our Corporate Governance Guidelines provide that a Lead Trustee must be elected by a majority of the independent Trustees annually (typically, in May of each year). Ms. Amy B. Lane has served as our Lead Trustee since May 2020, and prior to that Michael A. Gould served from 2015 through May 2020. The responsibilities and goals of our Lead Trustee are described in our Corporate Governance Guidelines and include the following:
•	Serving as a resource to the Chairman/CEO and to the other independent Trustees, coordinating the activities of the independent Trustees;
•	Chairing all Board meetings at which the Chairman is not present, including executive sessions and meetings of the independent Trustees;
•	Consulting with the Chairman to suggest the schedule of Board meetings and annual or special meetings of shareholders;
•	Providing input to the Chairman to determine agendas for Board meetings;
•	Serving as a liaison between the Chairman/Chief Executive Officer and the independent Trustees;
•
Helping to develop a high-performing Board, by assisting Trustees in reaching consensus, keeping the Board focused on strategic decisions, managing information flow between the Trustees and management and coordinating activities across various committees; and

•	Supporting effective shareholder communication by the Chairman/Chief Executive Officer and the Board.
Corporate Governance Guidelines
Our Board has adopted a set of Corporate Governance Guidelines to assist it in guiding our governance practices. The Corporate Governance Guidelines are re-evaluated at least annually by the Corporate Governance and Nominating Committee in light of changing circumstances in order to continue serving our best interests and the best interests of our shareholders. Our Corporate Governance Guidelines are available on our website under “About Us - Governance - Corporate Governance Guidelines” at www.uedge.com, or by requesting a copy in print, without charge, by contacting our Secretary at 888 Seventh Avenue, New York, New York 10019.
Our Trustees stay informed about our business by attending meetings of the Board and its committees and through supplemental reports and communications.
Board Committees
Our Board has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board are reported to the Board, usually at the meeting following such action. Each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee is composed of three Trustees who are “independent” as defined under SEC rules and regulations and listing standards of the NYSE. Our Board may from time to time establish other committees to facilitate the management of our company. Copies of the charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are posted on our website at www.uedge.com under “About Us - Governance.”

The table below sets forth a summary of our committee structure and membership information.
Trustee	Audit Committee	Compensation Committee	Corporate Governance and Nomination Committee
Michael A. Gould		•	•
Steven H. Grapstein	•		Chair
Douglas Sesler	•		•
Amy B. Lane*		Chair	•
Kevin P. O'Shea†	Chair	•
*	Lead Trustee
†	Audit Committee Financial Expert
Audit Committee
The Audit Committee’s purposes are to (i) assist the Board in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of the independent registered public accounting firm and the company’s internal audit function; and (ii) prepare an Audit Committee report as required by the SEC for inclusion in our annual proxy statement. The function of the Audit Committee is oversight. Management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. An independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviewing our quarterly financial statements and annually auditing the effectiveness of internal control over financial reporting and other procedures. Additional information regarding the Audit Committee's duties and responsibilities may be found on our website under “About Us - Governance - Audit Committee Charter.”
Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and is “independent” as defined under SEC rules and regulations and listing standards of the NYSE. The Board determined that Mr. O'Shea, the Chair of the Audit Committee, qualifies as an “Audit Committee Financial Expert,” as defined in Item 401(h) of Regulation S-K. A report of the Audit Committee may be found on page 25.
Compensation Committee
The Compensation Committee is responsible for establishing the terms of the compensation of our executive officers and the granting and administration of awards under the Company’s 2015 Omnibus Share Plan (“2015 Omnibus Share Plan”). Compensation decisions for our executive officers are made by the Compensation Committee. Decisions regarding compensation of other employees are made by our Chief Executive Officer with equity awards to employees subject to the review and approval of the Compensation Committee. The Compensation Committee has authority under its charter to select, retain and approve fees for, and to terminate the engagement of, independent compensation consultants, outside legal counsel or other advisors as it deems appropriate without seeking approval of the Board or management. Additional information regarding the Compensation Committee's duties and responsibilities may be found on our website under “About Us - Governance - Compensation Committee Charter.”
Each member of the Compensation Committee is “independent” as defined under SEC rules and regulations and listing standards of the NYSE. A report of the Compensation Committee may be found on page 55.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for the Board and the development and review of our Corporate Governance Guidelines. It also reviews Trustee compensation and benefits, and oversees annual self-evaluations of the Board and its committees. The Corporate Governance and Nominating Committee also makes recommendations to the

Board concerning the structure and membership of the other Board committees, as well as management succession plans. The Corporate Governance and Nominating Committee selects and evaluates candidates for membership to the Board in accordance with the criteria set out in the Corporate Governance Guidelines, a summary of which is provided below. The Corporate Governance and Nominating Committee is then responsible for recommending to the Board a slate of candidates for Trustee positions for the Board’s approval. Additional information regarding the Corporate Governance and Nominating Committee's duties and responsibilities may be found on our website under “About Us - Governance - Corporate Governance and Nominating Committee Charter.”
Each member of the Corporate Governance and Nominating Committee is “independent” as defined under SEC rules and regulations and listing standards of the NYSE.
Role of the Board and its Committees in Risk Oversight
One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each of which addresses risks specific to their respective areas of oversight. In addition to receiving information from its committees, the Board receives updates directly from members of management. In particular, Mr. Olson, due to his management position, is able to frequently communicate with other members of our management team and update the Board on the important aspects of our day-to-day operations. The full Board also oversees strategic and operational risks.
The Audit Committee oversees our risk policies and processes relating to financial statements and financial reporting, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee also monitors risks arising from related person transactions. The Audit Committee meets with the audit partner of our independent registered public accounting firm that conducts the review of internal controls over financial reporting to discuss the annual audit plan and any issues that such partner believes warrant attention.
The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees, and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.
The Corporate Governance and Nominating Committee oversees risks related to, among other matters, our governance structure and processes, succession planning, potential conflict of interest, and violations of the Company's Code of Business Conduct and Ethics.
Compensation Committee Interlocks and Insider Participation
During 2020, the following trustees, all of whom are “independent” as defined under SEC rules and regulations and listing standards of the NYSE, served on our Compensation Committee: Michael A. Gould, Steven J. Guttman, Kevin O’Shea and Amy B. Lane (Chair). None of our executive officers serve as either a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or Compensation Committee.
Board and Committee Meetings
In 2020, the Board held seven meetings, the Audit Committee held seven meetings, the Compensation Committee held nine meetings and the Corporate Governance and Nominating Committee held four meetings. In 2020, each incumbent trustee attended at least 75% of (i) the total number of meetings of the Board held during the period for which he or she was a trustee and (ii) the total number of meetings of all committees of the Board on which the trustee served during the periods that he or she served.
The Board does not have a formal policy regarding the attendance of trustees at our annual meetings of shareholders but encourages all trustees to make attendance a priority. Our 2020 annual meeting of shareholders was attended by all Trustees.

The independent Trustees of our Board have the opportunity to meet in executive session, without management present, at each Board and committee meeting. The Lead Trustee presides over independent, non-management sessions of the Board.
Nomination of Trustees
Before each annual meeting of shareholders, the Corporate Governance and Nominating Committee considers the nomination of each Trustee whose term expires at the annual meeting of shareholders and will also consider new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a Trustee or for any other reason.
The process used to identify a nominee to serve as a member of the Board will depend on the qualities being sought, but the Board will generally, based on the recommendation of the Corporate Governance and Nominating Committee, select new nominees considering the following, among other, criteria: (i) personal qualities and characteristics, accomplishments and reputation in the business community; (ii) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iii) ability and willingness to commit adequate time to board and committee matters; (iv) the fit of the individual’s skills and personality with those of other Trustees and potential Trustees in building a board that is effective, collegial and responsive to the needs of the Company; and (v) diversity of viewpoints, experience and other demographics.
The Corporate Governance and Nominating Committee will consider the criteria described above in the context of an assessment of the perceived needs of the Board as a whole and seek to achieve diversity of occupational and personal backgrounds on the Board. The Board will be responsible for selecting candidates for election as Trustees based on the recommendation of the Corporate Governance and Nominating Committee.
In addition to considering incumbent Trustees, the Corporate Governance and Nominating Committee may identify Trustee candidates based on recommendations from management and shareholders. Shareholder recommendations must be submitted in writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as Trustee, if elected. The Corporate Governance and Nominating Committee may request additional information in order to evaluate the nominee.
Under our Bylaws, at a shareholder meeting to elect Trustees, a majority of all votes cast at the meeting will be sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.
In nominating Steven Roth for re-election at the 2021 annual meeting and assuming Mr. Roth were to be re-elected on all the boards on which he currently serves, the Corporate Governance and Nominating Committee considered that Mr. Roth would serve on boards of three public companies in addition to Vornado Realty Trust, where he serves as Chairman of the Board and Chief Executive Officer. However, the Committee noted that Mr. Roth’s two most recently added board seats resulted from spinning business units out of Vornado. In the case of Urban Edge, Mr. Roth acquired, developed and redeveloped and managed a substantial portion of our assets over a period of almost 40 years. The Committee also noted that Mr. Roth is a highly-engaged board member, did not miss any board meetings in 2020 and possesses significant real estate and management experience.

Governance Highlights
We are committed to sound corporate governance, which strengthens the accountability of our Board and promotes the long-term interests of our shareholders. We believe that our corporate governance standards and policies yield honest, transparent and accountable trustees and executive officers. The summary below highlights our board and leadership practices and notable shareholder rights, as further discussed below.
BOARD AND LEADERSHIP PRACTICES
✔	Majority of trustees are independent (7 out of 8 current trustees)
✔	Board leadership structure where the Lead Independent Trustee has well-defined responsibilities separate from the Chairman of the Board
✔	All Board committees are composed of independent trustees
✔	Independent trustees conduct regular executive sessions
✔	Trustees maintain open communication and strong working relationships among themselves and regular access to management
✔	Trustees conduct robust annual Board and committee self-assessment process
✔	Trustees and executives adhere to minimum share ownership guidelines
✔	Executives are prohibited from pledging, hedging or engaging in short sales involving our securities
✔	Executives are subject to a clawback policy
SHAREHOLDER RIGHTS
✔	Majority voting for the election of Trustees where Trustees are elected by a majority of the votes cast
✔	Unqualified shareholder right to amend bylaws
✔	All Trustees elected annually (declassified Board)
✔	Annual say-on-pay voting
✔	Shareholder engagement efforts
Shareholders’ Right to Amend the Bylaws
In February 2019, our Board adopted a governance enhancement empowering shareholders to amend our bylaws by the affirmative vote of the holders of a majority of all the votes entitled to be cast. In February 2020, our Board further enhanced the shareholders' right to amend the bylaws by eliminating the two exceptions to such right, which provided that a shareholder proposal could not, without the approval of our Board, alter or repeal the bylaw provision for indemnification of Trustees and officers or the bylaw provision addressing procedures for amendment of the bylaws. Our shareholders now have the right to amend or repeal any and all provisions of the bylaws by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter. Our Board continues to have the power to adopt new bylaws and to alter or repeal any provision of the bylaws, co-extensive with the right of the shareholders.
Clawback Policy
In February 2020, our Board has adopted a clawback policy applicable in the event of a restatement of our financial statements that results from material noncompliance by the Company with financial reporting requirements under federal securities laws. In the event of such a restatement, the Compensation Committee may, in reasonable business judgement, require any Section 16 executive officer to reimburse the Company for excess incentive compensation paid to, earned by, or granted to such executive officer during the three-year period preceding the publication of the related restatement. Excess incentive compensation includes cash or equity compensation paid, earned, or granted to an executive officer under the Company’s short-term incentive and/or long-term incentive programs, to the extent the amount paid, earned or granted is linked to an objective and measurable Company performance metric, determined on an after-tax basis.
Shareholder Outreach
Our Board and senior management believe that engaging in shareholder outreach is an essential element of strong corporate governance. We strive for a collaborative approach on issues of importance to investors and continually seek to understand better the views of our investors. Our senior management team engages with our shareholders throughout the year in a variety of forums and discusses, among other things, our business strategy and overall performance, executive compensation program and corporate governance.

Leading up to our 2020 annual shareholder meeting, for example, members of senior management contacted shareholders representing more than 50% of our common shares regarding certain corporate governance matters.
Communication with the Board of Trustees
Our Board believes that shareholders and other constituents should have the ability to send written communications to the Board. Therefore, our policy is that all written communications to the Board as a whole should be addressed to the Chairman at Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, c/o Board Secretary. The Chairman will review all relevant written communications with the other members of the Board. Written communications to our independent and/or non-management members of the Board should be addressed to the Lead Trustee at Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, c/o Board Secretary.
Code of Business Conduct and Ethics
The Board adopted a Code of Business Conduct and Ethics, which governs business decisions made, and actions taken by, our trustees, officers and employees. A copy of the Code of Business Conduct and Ethics is available on our website at www.uedge.com under the heading “About Us” and subheading “Governance”. We intend to disclose on our website any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics applicable to our trustees and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.
Availability of Corporate Governance Materials
Shareholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.uedge.com, and these documents are available in print to any shareholder upon request by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary. Information on or connected to our website is not and should not be considered a part of this Proxy Statement.

COMPENSATION OF TRUSTEES

Non-employee members of the Board are compensated as follows:
(1)	each receives an annual cash retainer equal to $75,000;
(2)
each receives an annual grant of restricted Common Shares or deferred share units (“DSUs”) or restricted LTIP units (“LTIP Units”) in Urban Edge Properties LP, our operating partnership (“UELP”), in with a grant date fair value of approximately $100,000 that vest on the one-year anniversary of the date of grant;

(3)	the Lead Trustee receives an additional annual cash retainer of $40,000;
(4)	the Chairman of the Audit Committee receives an additional annual cash retainer of $25,000;
(5)	the Chairman of the Compensation Committee receives an additional annual cash retainer of $20,000;
(6)	the Chairman of the Corporate Governance and Nominating Committee receives an additional annual cash retainer of $15,000; and
(7)	members of the Audit, Compensation and Corporate Governance and Nominating Committees receive additional annual cash retainers of $12,500, $10,000 and $7,500, respectively.
Our Board and the Corporate Governance and Nominating Committee review our Trustee compensation at least annually. Our Board has the authority to approve all compensation payable to our Trustees, although the Corporate Governance and Nominating Committee is responsible for making recommendations to our Board regarding compensation. For 2020, FPL Associates L.P. (“FPL Associates”) was hired to evaluate the structure and competitiveness of our Trustee compensation and recommend changes, as appropriate. Based on this review, the Corporate Governance and Nominating Committee recommended to the full Board to make no changes to Trustee compensation.
2020 Trustee Compensation
The following table summarizes the compensation earned by and/or paid to our non-employee Trustees in respect of their 2020 Board and Committee service. Mr. Olson, our Chairman and Chief Executive Officer, does not receive compensation for his services as Trustee. Information regarding compensation for Mr. Olson can be found in the “Executive Officer Compensation” section of this Proxy Statement.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael A. Gould	$108,069	$99,998	$208,067
Steven H. Grapstein	$102,500	$99,995	$202,495
Steven J. Guttman	$85,000	$99,995	$184,995
Amy B. Lane	$131,835	$99,995	$231,830
Kevin P. O'Shea	$127,153	$99,995	$227,148
Steven Roth	$75,000	$99,995	$174,995
Douglas Sesler	$45,833	$199,992	$245,825
(1)
The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of restricted Common Shares, LTIP Units or DSUs granted at each Trustee's election during 2020 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (FASB ASC Topic 718). Mr. Gould elected to receive DSUs and Messrs. Grapstein, Guttman, O’Shea, Sesler, and Roth and Ms. Lane elected to receive LTIP Units. In addition, Mr. Sesler received an additional grant of 12,771 LTIP Units in connection with joining the Board. The grant date fair value of the DSUs and LTIP Units was estimated using the following assumptions: an expected holding period of five years, an expected volatility of 46.0% and a risk-free interest rate of 0.15%.

(2)	As of December 31, 2020, each individual who served as a non-employee Trustee during 2020 had outstanding the following number of unvested Common Shares, LTIP Units and DSUs:
Name	Shares/ LTIP Units/DSUs
Michael A. Gould	12,121
Steven H. Grapstein	12,391
Steven J. Guttman	12,391
Amy B. Lane	12,391
Kevin P. O'Shea	12,391
Steven Roth	12,391
Douglas Sesler	25,162
Stock Ownership Guidelines
We have adopted equity ownership guidelines for our Board. Under our guidelines, all non-employee Trustees are required to maintain a minimum ownership level of Common Shares (or certain securities convertible into or redeemable for Common Shares) equal to at least three times their annual cash retainer of $75,000. Our non-employee Trustees have until the end of the fifth full calendar year after becoming a Trustee to satisfy the ownership requirement. All non-employee Trustees currently satisfy these guidelines.

EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of our current executive officers and further below are their biographical summaries. These officers are appointed annually by the Board and serve at the Board’s discretion.
Name	Age	Position
Jeffrey S. Olson	53	Chairman and Chief Executive Officer
Christopher J. Weilminster	55	Executive Vice President and Chief Operating Officer
Mark J. Langer	54	Executive Vice President and Chief Financial Officer
Herbert Eilberg	44	Chief Investment Officer
Danielle De Vita	50	Executive Vice President, Development
Jennifer Holmes	40	Chief Accounting Officer
Robert C. Milton III	49	Executive Vice President, General Counsel and Secretary
Mr. Olson's biographical summary is provided above under the caption “Proposal 1: Election of Trustees.”
Christopher J. Weilminster. Mr. Weilminster has served as our Executive Vice President and Chief Operating Officer since September 2018. Mr. Weilminster previously held various positions at Federal Realty Investment Trust (“Federal”), where he spent a total of 28 years, most recently having served as President of the Mixed-Use Division and, before that, Executive Vice President of Leasing and Real Estate. Mr. Weilminster also served as a member of Federal’s Executive Committee and Investment Committee. While at Federal, he was generally responsible for directing overall strategy and day-to-day operations and leasing of Federal’s mixed-use portfolio. Mr. Weilminster completed graduate work in Real Estate Development at Johns Hopkins University and received his B. S. degree in Finance and Marketing from Syracuse University. He is an active member of the Urban Land Institute and the International Council of Shopping Centers.
Mark J. Langer. Mr. Langer has served as our Executive Vice President and Chief Financial Officer since April 20, 2015. Mr. Langer was previously the Chief Financial Officer of Equity One, Inc., a position he held since April 2009. Mr. Langer also served as the Chief Administrative Officer of Equity One from January 2008 until January 2011. From January 2000 to December 2007, Mr. Langer served as Chief Operating Officer of Johnson Capital Management, Inc., an investment advisor. From 1988 to 2000, Mr. Langer was a certified public accountant at KPMG, LLP, where he was elected a partner in 1998. Mr. Langer has a B.B.A. in Accounting from James Madison University.
Herbert Eilberg. Mr. Eilberg has served as our Chief Investment Officer since April 20, 2015. Mr. Eilberg was previously Senior Vice President - Acquisitions at Acadia Realty Trust from 2011 to 2015, where he served as a key member of the acquisitions team and was responsible for sourcing, underwriting and closing core and value-add investments. Before joining Acadia, Mr. Eilberg worked on the investment teams at The Milestone Group, Perry Capital and Soros Real Estate Partners. Mr. Eilberg has a B.A. in Architectural Studies from Brown University.
Danielle De Vita. Ms. De Vita joined Urban Edge Properties as our Executive Vice President, Development in January 2021. Prior to joining the Company, Ms. De Vita worked at Simon Property Group from 2002 to 2020, having most recently served as Executive Vice President of Real Estate, where she directed more than $3 billion of development projects in the Premium Outlet Platform. Ms. De Vita completed developments and expansions of some of the most productive retail properties in the United States including Woodbury Common in New York, Orlando Premium Outlets in Florida, and Desert Hills Premium Outlets in California. Before joining Simon, Ms. De Vita worked at the law firm of Price, Meese, Shulman & D’Arminio, P.C. as a land use attorney. Ms. De Vita has a B.A. in English from Skidmore College and a J.D. from Seton Hall University School of Law.
Jennifer Holmes. Ms. Holmes has served as our Chief Accounting Officer since December 29, 2014. Ms. Holmes previously spent over eleven years in the audit practice at Deloitte & Touche LLP, specializing in real estate, before joining Vornado in December of 2014. Ms. Holmes earned a Bachelor’s degree in Business Administration from the University of Wisconsin-Madison. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Robert C. Milton III. Mr. Milton joined Urban Edge Properties as Executive Vice President, General Counsel and Secretary in January 2016. Mr. Milton was previously General Counsel, Chief Compliance Officer, Secretary of the Board and a Managing Director of CIFC Corp. (and its predecessor) from August 2008 to August 2015. From 1999 to 2008, he was an attorney with Milbank, Tweed, Hadley & McCloy LLP in its Global Finance department. Mr. Milton has a B.A. in Mathematics from Vassar College, a J.D. from Vanderbilt Law School and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the number of Common Shares and units in UELP beneficially owned, as of March 9, 2021, by: (i) each person known to us to be the beneficial owner of more than 5% of our outstanding Common Shares, (ii) each of our Trustees, (iii) each of our named executive officers who is not a Trustee, and (iv) our Trustees and executive officers as a group.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of Common Shares beneficially owned by a person and the percentage ownership of that person, Common Shares subject to options or other rights (as set forth above) held by that person that are exercisable as of March 9, 2021 or will become exercisable within 60 days thereafter, are deemed outstanding; however, such Common Shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Each person named in the table has sole voting and/or investment power with respect to all of the Common Shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.
As of March 9, 2021, the following Common Shares and units were issued and outstanding: (i) 117,025,056 Common Shares, (ii) 5,002,625 common units of limited partnership interests in UELP (“Common Units”) (other than Common Units held by the Company) and (iii) 1,610,134 LTIP Units (excluding unearned performance-based LTIP Units, which may be earned based on the achievement of performance-based vesting hurdles).
Unless otherwise indicated, the address of each named person is c/o Urban Edge Properties, 888 Seventh Avenue, New York, NY 10019.
	Common Shares		Common Shares and Units
Name**	Number of Shares Beneficially Owned(1)	Percent of Common Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percent of Common Shares and Units(2)
5% Holders
The Vanguard Group(3)	15,880,042	13.6%	15,880,042	12.8%
BlackRock, Inc.(4)	15,302,359	13.1%	15,302,359	12.4%
Resolution Capital Limited(5)	10,844,617	9.3%	10,844,617	8.8%
Massachusetts Financial Services Company(6)	7,661,801	6.6%	7,661,801	6.2%
Directors, Nominees for Director and Named Executive Officers
Jeffrey S. Olson, Chairman and Chief Executive Officer(7)	2,500,271	2.1%	3,129,813	2.5%
Michael A. Gould, Trustee(8)	8,595	*	43,040	*
Steven H. Grapstein, Trustee(9)	8,595	*	43,310	*
Steven J. Guttman, Trustee(10)	13,147	*	43,310	*
Amy B. Lane, Trustee(11)	8,595	*	43,310	*
Kevin P. O'Shea, Trustee(12)	10,415	*	32,739	*
Steven Roth, Trustee(13)	3,765,568	3.2%	3,800,283	3.1%
Douglas W. Sesler(14)	—	*	25,162	*
Christopher J. Weilminster, Executive Vice President and Chief Operating Officer(15)	2,000	*	268,937	*
Mark J. Langer, Executive Vice President and Chief Financial Officer(16)	344,432	*	474,959	*
Herbert Eilberg, Chief Investment Officer(17)	32,721	*	72,028	*
Robert Milton, Executive Vice President, General Counsel & Secretary(17)	9,773		52,212
All Directors and Executive Officers as a Group (14 Persons)(18)	6,750,277	5.6%	8,107,845	6.4%
*	Represents beneficial ownership of less than 1% of outstanding Common Shares.

(1)
“Number of Shares Beneficially Owned” includes Common Shares that may be acquired upon the exercise of options exercisable on or within 60 days after March 9, 2021. The “Number of Shares and Units Beneficially Owned” includes all Common Shares included in the “Number of Shares Beneficially Owned” column plus (i) the number of Common Shares for which Common Units and LTIP Units may be redeemed (assuming, in the case of LTIP Units, that they have first been converted into Common Units) regardless of whether such Common Units and LTIP Units are currently redeemable, but excluding unearned performance-based LTIP Units, and (ii) the number of Common Shares issuable upon settlement of outstanding DSUs. Common Units are generally redeemable by the holder for cash or, at our election, on a one-for-one basis, for Common Shares. LTIP Units, subject to the satisfaction of certain conditions, may be converted on a one-for-one basis into Common Units. Holders of Common Units and LTIP Units are not entitled to vote such units on any of the matters presented at the 2020 Annual Meeting.

(2)
The total number of Common Shares outstanding used in calculating the percentage of Common Shares held by each person assumes the exercise of all options to acquire Common Shares that are exercisable on or within 60 days after March 9, 2021 held by the beneficial owner and that no options held by other beneficial owners are exercised. The total number of Common Shares and units outstanding used in calculating the percentage of Common Shares and units held by each person (i) assumes that all Common Units and LTIP Units (other than unearned performance-based LTIP Units) are vested in full and presented (assuming conversion in full into Common Units, if applicable) to UELP for redemption and are acquired by us for Common Shares, (ii) does not separately include Common Units held by us, as these Common Units are already reflected in the denominator by the inclusion of all outstanding Common Shares and (iii) assumes the exercise of all options to acquire Common Shares that are exercisable on or within 60 days after March 9, 2021 and settlement for an equal number of Common Shares of all DSUs held by the beneficial owner and that no options or DSUs held by other beneficial owners are exercised or settled.

(3)
Based on information provided on a Schedule 13G/A filed with the SEC on February 8, 2021, as of December 31, 2020, by The Vanguard Group (“Vanguard”). Vanguard reported sole dispositive power with respect to 15,416,753 Common Shares, shared dispositive power with respect to 463,289 Common Shares, sole voting power with respect to 0 Common Shares and shared voting power with respect to 373,317 Common Shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on information provided on a Schedule 13G/A filed with the SEC on January 26, 2021, as of December 31, 2020, by BlackRock, Inc. BlackRock, Inc. reported sole dispositive power with respect to 15,302,359 Common Shares and sole voting power with respect to 15,037,485 Common Shares. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(5)
Based on information provided on a Schedule 13G filed with the SEC on February 16, 2021, as of December 31, 2020, by Resolution Capital Limited. Resolution Capital Limited reported sole dispositive power with respect to 10,844,617 Common Shares and sole voting power with respect to 10,844,617 Common Shares. The business address for Resolution Capital Limited is Level 38, 264 George Street, Sydney, Australia 2000.

(6)
Based on information provided on a Schedule 13G filed with the SEC on February 11, 2021, as of December 31, 2020, by Massachusetts Financial Services Company. Massachusetts Financial Services Company reported sole dispositive power with respect to 7,661,801 Common Shares and sole voting power with respect to 7,429,604 Common Shares. The business address for Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, MA 02199.

(7)	Includes (i) 121,415,068 Common Shares subject to options exercisable within 60 days of March 9, 2021, and (ii) only under “Number of Shares and Units Beneficially Owned” column, 5,832,964 LTIP Units.
(8)	Includes only under “Number of Shares and Units Beneficially Owned” column, 12,164 LTIP Units and 22,281 DSUs.
(9)	Includes only under “Number of Shares and Units Beneficially Owned” column, 34,715 LTIP Units.
(10)	Includes only under “Number of Shares and Units Beneficially Owned” column, 30,163 LTIP Units.
(11)	Includes only under “Number of Shares and Units Beneficially Owned” column, 30,163 LTIP Units and 4,552 DSUs.
(12)	Includes only under “Number of Shares and Units Beneficially Owned” column, 17,772 LTIP Units and 3,642 DSUs.
(13)
Includes, only under “Number of Shares and Units Beneficially Owned” column, 34,715 LTIP Units. Mr. Roth’s total beneficial ownership amount includes 2,802,526 Common Shares held by Interstate Properties (a New Jersey general partnership of which Mr. Roth is the managing general partner), 18,649 Common Shares held by Mr. Roth’s spouse and 38,067 Common Shares held in trust for Mr. Roth's children. Mr. Roth does not deem the holding of these Common Shares as an admission of beneficial ownership.

(14)	Includes, only under “Number of Shares and Units Beneficially Owned” column, 54,733 LTIP Units.
(15)	Includes, only under “Number of Shares and Units Beneficially Owned” column, 66,367 LTIP Units.
(16)	Includes, only under “Number of Shares and Units Beneficially Owned” column, 86,230 LTIP Units.
(17)	Includes, only under “Number of Shares and Units Beneficially Owned” column, 14,197 LTIP Units.
(18)
Includes an aggregate of 121,415,068 Common Shares. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,358,465 Common Units, and 1,474,499 LTIP Units. See also Notes (7) - (17) above. Excludes unearned performance-based LTIP Units.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021, and the Board is asking shareholders to ratify this appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2014 and is considered by our management to be well qualified. Although current law, rules and regulations, as well as the Audit Committee charter, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers submitting the selection of Deloitte & Touche LLP for ratification by shareholders to be a good practice. Even if the selection is ratified, the Audit Committee in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Trust and its shareholders. If the selection is not ratified, the Audit Committee will take that act into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

RELATIONSHIP WITH INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services
The following table summarizes the aggregate fees for professional services rendered to us by Deloitte & Touche LLP (“Deloitte”) for the years ended December 31, 2020 and 2019:
	2020	2019
Audit fees(1)	$942,000	$960,000
Audit-related fees(2)	357,000	415,000
Tax fees(3)	230,000	274,000
Total Fees	$1,529,000	$1,649,000
(1)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2020 and 2019, respectively, for professional services rendered for the audits of the Company’s annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K and for the reviews of the consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2020 and 2019, respectively, for professional services rendered that are related to the performance of the audits or reviews of the Company’s consolidated financial statements that are not reported under “Audit Fees”, and generally includes fees for stand-alone audits of subsidiaries and accounting consultations.

(3)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2020 and 2019, respectively, for professional services rendered for tax compliance, tax advice and tax planning. Tax fees generally include fees for tax consultations regarding return preparation and REIT tax law compliance.

Pre-Approval Policies and Procedures
The Audit Committee established a policy of reviewing and approving engagement letters with our independent registered public accounting firm for the services described under “Audit Fees” before the provision of those services, and has pre-approved the use of our independent registered public accounting firm by the Company for additional audit-related and other services of up to $50,000 in each case. Any services not specified that exceed those amounts must be approved by the Audit Committee before the provision of such services commences. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services.
All of the services performed by our independent registered public accounting firm during 2020 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the pre-approval policy.

AUDIT COMMITTEE REPORT

In performing its oversight role, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management and Deloitte & Touche LLP. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence. The Audit Committee has also discussed with the independent registered public accounting firm its independence.
Based on the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the auditing standards of the PCAOB, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte & Touche LLP is in fact “independent” or the effectiveness of the Company’s internal controls.
Kevin P. O’Shea (Chair)
Steven H. Grapstein
Douglas W. Sesler

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis
NEOs and Executive Compensation Philosophy
The “Executive Officer Compensation” section of this Proxy Statement discusses the principles underlying the material components of our compensation arrangements for our named executive officers (“NEOs”) for the fiscal year ended December 31, 2020. During 2020, our NEOs and their titles were as follows:
•	Jeffrey S. Olson - Chairman and Chief Executive Officer (“CEO”)
•	Christopher J. Weilminster - Executive Vice President and Chief Operating Officer (“COO”)
•	Mark J. Langer - Executive Vice President and Chief Financial Officer (“CFO”)
•	Herbert Eilberg - Chief Investment Officer (“CIO”)
•	Robert C. Milton III – Executive Vice President, Secretary and General Counsel (“GC”)
•	Donald T. Briggs – Former President of Development; Mr. Briggs’ employment with Company ended effective May 8th, 2020
Unless otherwise noted, the discussion below does not address compensation for Mr. Briggs and references within “Compensation Discussion and Analysis” to the NEOs are not intended to include Mr. Briggs. Mr. Briggs’s compensation for 2020 is discussed below under “-Departure of Mr. Briggs and 2020 Compensation.”
Executive Compensation Philosophy
Our executive compensation philosophy emphasizes performance-based compensation over guaranteed pay. Our pay-for-performance philosophy is evidenced by a significant portion of the NEO's total compensation being based on (i) an annual short-term incentive compensation program that aligns with our objectives for that year and (ii) performance-based long-term incentives based on absolute and relative total shareholder return (“TSR”) measured over a cumulative three-year period. As shown below, our CEO’s compensation is 81% performance-based/at-risk and the average performance-based/at-risk compensation amount for our other NEOs is 70%.

Impact of the COVID-19 Pandemic on NEO Compensation
The global COVID-19 pandemic has reshaped fundamental aspects of the economy and our everyday lives. Given temporarily mandated store closures, reduced operating hours, capacity limitations, and a necessitated shift in online shopping, the pandemic has had an impact on retail real estate. In light of this impact, it became clear to the Compensation Committee that the performance measures that had originally been established for our short-term incentive program (“Original 2020 STI Program”) were going to be inadequate for purposes of properly incentivizing, measuring and rewarding our NEO’s performance in 2020. We made the decision to eliminate the Original 2020 STI Program as of May 2020, and committed to using a holistic approach (the “Revised 2020 STI Program”) that included the discretion to assess any and all performance in 2020 as well as the following seven specific Company goals:
•	Significantly advance 1 million square feet of leasing activity;
•	Appropriately navigate and find value in connection with rent deferrals;

•	Obtain and restructure mortgage financing on select assets;
•	Advance entitlement efforts at our flagship properties;
•	Continue to identify attractive acquisition opportunities;
•	Explore strategic capital opportunities; and
•	Further efforts on environment, social and governance (“ESG”) items.
We view the decision to use and exercise discretion for the 2020 annual cash bonuses as prudent, in consideration of the uncertainty surrounding the pandemic. Other than the Original 2020 STI Program described above, we did not make any adjustments to equity vesting terms, performance hurdles or performance periods. Further, we have reinstituted the formulaic portion of our annual short-term incentive program in 2021, which will be described in the proxy statement filed in 2022.
Say on Pay Voting Results
At our 2020 annual meeting of shareholders, we received approximately 95.5% approval for our annual advisory “say-on-pay” vote to approve the compensation of our NEOs, which we believe affirms our shareholders’ support of our approach to our NEO compensation program.
Summary of NEO Target Compensation
Below is a summary of target compensation for each NEO applicable to 2020:
Executive	Base Salary	Target Bonus	Long-Term Equity Incentive Grant
Jeffrey S. Olson (Chairman and Chief Executive Officer)	$1,050,000	110% of base salary	$3,700,000

Christopher J. Weilminster (Executive Vice President and Chief Operating Officer)	$600,000 (increased from $500,000 on May 20, 2020)	100% of base salary	$1,500,000

Mark J. Langer (Executive Vice President and Chief Financial Officer)	$603,750	100% of base salary	$914,944

Herbert Eilberg (Chief Investment Officer)	$367,500	115% of base salary	$400,000

Robert C. Milton III (Executive Vice President and General Counsel)	$393,750	100% of base salary	$213,912
Target compensation for our NEOs was established, in part, in reference to our obligations pursuant to the employment agreements, retention agreements and offer letters that we have entered into with each of our NEOs. The terms of these employment agreements, retention agreements and offer letters are described under “Employment Agreements and Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control.”

Executive Compensation Process
The Compensation Committee typically meets multiple times each year in connection with the consideration and determination of executive compensation, and is responsible for determining and approving the compensation of all of our executive officers. Historically, most actions of the Compensation Committee have occurred at regular meetings scheduled well in advance by the Compensation Committee; however, the Compensation Committee may hold special meetings or take actions by written consent as they deem appropriate. Specific meeting agendas are prepared by the chair of the Compensation Committee, in consultation with the other members of the committee or the CEO as she may deem appropriate. Matters to be acted on by written consent may relate to matters that have been previously discussed and/or are summarized by a member of the Compensation Committee, our CEO, a consultant engaged by the Compensation Committee or other advisor to us or the Compensation Committee.
Compensation Program Objectives
The Compensation Committee has established executive compensation objectives and a philosophy to attract, retain and appropriately reward a “best-in-class” executive management team. We believe that the quality, skills and dedication of our NEOs are critical factors that affect the long-term value of the Company. Accordingly, the objectives of our executive compensation program are to:
•	Attract and retain a highly-skilled, “best-in-class” team of executives.
•	Motivate our executives to contribute to the achievement of company-wide, business-unit and individual goals.
•	Emphasize equity-based incentives with long-term performance measurement periods and vesting conditions.
•	Align the interests of executives with shareholders by linking payouts under annual incentives to performance measures that promote the creation of long-term shareholder value.
•	Achieve an appropriate balance between risk and reward in our compensation program that does not encourage excessive or inappropriate risk-taking.
•	Encourage equity ownership by our executives over the course of their employment, aligning executive interests with those of our shareholders.
•	Maintain a best-in-class compensation program that incorporates best practice policies from the perspective of shareholders, peers and other relevant sources.
Our executive compensation program is intended to reward the achievement of annual, long-term and strategic goals of both the Company and the individual executive. To achieve these objectives, our executive compensation program includes fixed, variable, annual and long-term components as described below. In particular, for our Chairman and CEO, a majority of his compensation is in the form of equity compensation subject to multi-year, time-based vesting and/or TSR performance designed to ensure that the value of the compensation that he ultimately realizes is based on our share price performance, further aligning his interests with those of the Company and our shareholders.
Role of the Compensation Committee and our Chief Executive Officer
The purposes and responsibilities of the Compensation Committee in making compensation decisions include:
•
Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;

•
Review and approve the total compensation package for the Company's officers at the level of executive vice-president and above, and all equity awards under the Company's 2015 Omnibus Share Plan and 2018 Inducement Plan;

•
Make recommendations to the Board with respect to incentive compensation plans and equity-based plans that are subject to Board approval and approve any new or materially amended equity compensation plan where shareholder approval has not been obtained; and

•	Oversee, with management, regulatory compliance with respect to compensation matters, including the Company’s compensation policies.
The Compensation Committee also may retain, at our expense, and terminate independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties. In setting the 2020 compensation for our NEOs (other than the CEO), the Compensation Committee also considered the recommendations of our CEO.
Role of the Independent Compensation Consultant and Use of Peer Group Data
The Compensation Committee selected and directly engaged FPL Associates (“FPL”) as its compensation consultant for 2020. FPL provides the Compensation Committee with peer executive compensation data and expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee had the sole authority to retain and terminate FPL as its compensation consultant, and approve fees and other engagement terms. The Compensation Committee determined that FPL is independent from management based upon the consideration of relevant factors, including the following:
•	FPL did not provide any services to us except advisory services to the Compensation Committee;
•	The amount of fees received from us by FPL was not material as a percentage of FTI Consulting’s total revenue;
•	FPL had policies and procedures that are designed to prevent conflicts of interest;
•
FPL and its employees that provided services to the Compensation Committee did not have any business or personal relationship with any member of the Compensation Committee or any of our executive officers; and

•	FPL and its employees that provided services to the Compensation Committee did not own any of our Common Shares.
Based on the data and analysis provided by FPL, the Compensation Committee has developed a compensation plan that seeks to maintain the link between corporate performance and shareholder returns while being generally competitive within our industry. The Compensation Committee considered FPL’s peer group analysis when considering base salaries and bonuses paid to our executives for 2020.
In selecting the peer group (of which Brixmor Property Group was added for 2020, but no other changes were made), the Compensation Committee considers REITs that have at least two of the following characteristics:
•	Retail property focus (shopping centers, freestanding retail and regional malls);
•	REITs with a geographic focus similar to that of the Company and with which the Company directly competes for talent; and
•	Market capitalization no less than approximately one half (1∕2) and no more than approximately two and a half (2 1∕2) times the market capitalization of the Company.

The following table provides the names and key information for each peer company at the time when the Compensation Committee reviewed the peer group market data at year end 2020:
Company	Implied Equity Market Cap ($)(1)	Total Enterprise Value ($)(1)	Headquarters	REIT Sector
Acadia Realty Trust	1,268	3,659	Rye, NY	Shopping Centers
Brixmor Property Group Inc.	4,907	9,819	New York, NY	Shopping Centers
Empire State Realty Trust, Inc.	2,674	4,324	New York, NY	Office
Kite Realty Group Trust	1,293	2,397	Indianapolis, IN	Shopping Centers
Lexington Realty Trust	2,976	4,383	New York, NY	Diversified
Mack-Cali Realty Corporation	1,250	4,245	Jersey City, NJ	Diversified
Paramount Group, Inc.	2,166	6,165	New York, NY	Office
Retail Opportunity Investments Corp.	1,703	3,091	San Diego, CA	Shopping Centers
Retail Properties of America, Inc.	1,827	3,634	Oak Brook, IL	Shopping Centers
Seritage Growth Properties	821	2,400	New York, NY	Free Standing
SITE Centers Corp.	1,958	4,046	Beachwood, OH	Shopping Centers
Spirit Realty Capital, Inc.	4,612	7,180	Dallas, TX	Free Standing
Tanger Factory Outlet Centers, Inc.	981	2,620	Greensboro, NC	Shopping Centers
Weingarten Realty Investors	2,790	4,695	Houston, TX	Shopping Center
Urban Edge Properties	1,575	2,845	New York, NY	Shopping Centers
(1)	As of December 31, 2020 (in $ millions).
Analysis of Risk Associated with our Executive Compensation Program
The Compensation Committee does not believe that our executive compensation program encourages excessive or inappropriate risk taking for the reasons stated below.
We structure our pay to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance.
The variable portions of compensation (cash incentive and equity) are designed to encourage and reward both short- and long-term corporate performance. We believe that these variable elements of compensation are a sufficient percentage of total compensation to provide incentives to executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so. The Company and the Compensation Committee also believe that the mix of quantifiable performance metrics used in our long-term equity-based compensation plans and the short-term incentive program and the subjective, role specific objectives included in the short-term incentive program provide an incentive for our executives to produce superior performance without the distorting effects of providing a pre-determinable compensation award based on the performance of only one division or business unit or upon other results that may not reflect the long- or short-term results of the Company as a whole.
As demonstrated above, our executive compensation program is structured to achieve its objectives by (i) providing incentives to our NEOs to manage the Company for the creation of long-term shareholder value, (ii) avoiding the type of disproportionately large short-term incentives that could encourage our NEOs to take risks that may not be in the Company’s long-term interests, (iii) requiring our NEOs to maintain a significant investment in the Company and (iv) evaluating annually an array of performance criteria in determining executive compensation rather than focusing on a singular metric that may encourage unnecessary risk taking. We believe this combination of factors encourages our NEOs to manage the Company prudently.
Elements of Compensation
Base Salary: Description and Analysis
Although the Compensation Committee does not set base salary levels equal to any specific percentage of base salaries paid to comparable officers in the peer group, our NEOs are paid an amount in the form of base pay within the range of base salaries paid in the peer group and which we believe to be sufficient to attract executive talent and maintain a stable management team.

Our NEOs’ base salaries are listed below:
Name	2020 Annual Base Salary	2019 Annual Base Salary
Mr. Olson	$1,050,000	$1,000,000
Mr. Weilminster	600,000	500,000
Mr. Langer	603,750	575,000
Mr. Eilberg	367,500	350,000
Mr. Milton	393,750	375,000
Annual base salaries of each NEO are reviewed each year by the Compensation Committee and, under the applicable employment agreement or offer letter may be increased by the Compensation Committee as needed. In February 2020, prior to the onset of COVID-19, the Compensation Committee elected to increase base salaries by 5% for each of Messrs. Olson, Langer, Eilberg and Milton for 2020. Mr. Weilminster’s base salary was increased on May 20, 2020 from $500,000 to $600,000 in connection with his increased job responsibility in light of Mr. Briggs’ departure.
Original 2020 STI Program
As discussed above in “Impact of the COVID-19 Pandemic on NEO Compensation”, we adopted a short-term incentive compensation program at the beginning of 2020, the Original 2020 STI Program, that provided annual cash bonuses to executives based on performance criteria established by the Compensation Committee at the beginning of the year. Following the onset of the global COVID-19 pandemic, it became clear that the Original 2020 STI Program was going to be inadequate for purposes of properly incentivizing, measuring and rewarding our NEO’s performance in 2020. In May 2020, we made the decision to cancel our Original 2020 STI Program as of May 2020, and further committed to using a more holistic approach that included the discretion to assess any and all performance in 2020 as well as seven specific Company goals.
For reference, the Original 2020 STI Program included the following Company-wide and individual performance measures, weightings, and performance ranges:
Performance Measures – Messrs. Olson, Weilminster, Eilberg & Milton	Weighting	Performance Range
FFO as Adjusted (per share)	20%	$1.15 - $1.27
Same Property NOI Growth	15%	1% - 4%
Development/Redevelopment: Pipeline to Active (in $ millions)(1)	15%	$50 - $100
Backfill Anchor Boxes	15%	3 - 7
Acquisitions (in $ millions)	15%	$100 - $200
Compensation Committee’s Evaluation	20%	1 - 5
	100%
Performance Measures - Mr. Langer	Weighting	Performance Range
FFO as Adjusted (per share)	20%	$1.15 - $1.27
Same Property NOI Growth	12.5%	1% - 4%
Development/Redevelopment: Pipeline to Active (in $ millions)(1)	12.5%	$50 - $100
Backfill Anchor Boxes	12.5%	3 - 7
Acquisitions (in $ millions)	12.5%	$100 - $200
Accuracy, Quality and Timing of Reporting and Budgeting	15%	1 - 5
CEO & Compensation Committee’s Evaluation	15%	1 - 5
	100%
(1)	Determined by reference to amount of estimated gross cost that is moved from development pipeline to active status.

The Original 2020 STI Program also set forth threshold, target and maximum award levels for each NEO as a percentage of their base salaries as follows:
Executive	Threshold	Target	Maximum
Mr. Olson	55%	110%	220%
Mr. Weilminster	50%	100%	175%
Mr. Langer	50%	100%	175%
Mr. Eilberg	50%	115%	150%
Mr. Milton	50%	100%	150%
The Revised 2020 STI Program
The Revised 2020 STI Program is based on the holistic and discretionary assessment of both Company and individual performance in 2020, as determined by the Compensation Committee, with a particular focus on the following seven discretionary objectives:
•	Significantly advance 1 million square feet of leasing activity;
•	Appropriately navigate and find value in connection with rent deferrals;
•	Obtain and restructure mortgage financing on select assets;
•	Advance entitlement efforts at our flagship properties;
•	Continue to identify attractive acquisition opportunities;
•	Explore strategic capital opportunities; and
•	Enhance environment, social and governance (“ESG”) efforts.
The Compensation Committee considered the performance in relation to the seven objectives above, as well as additional Company (including the performance set forth under “2020 Business Highlights”) and individual performance in making holistic discretionary assessment. Company performance the Compensation Committee considered included, but was not limited to, revenue, earnings and total shareholder return. Individual performance included, but was not limited to, response to COVID-19, employee culture and safety, leadership, and tenant management.
2020 Business Highlights
Highlights of 2020, particularly as related to the goals set forth above included that we:
•	Executed new leases representing over 430,000 square feet (sf) and renewals & options totaling over 900,000 sf;
•	Executed or approved rent deferral agreements representing over 1.5 million sf that that have a weighted average payback to the Company of 16 months;
•
Refinanced our approximately $118 million mortgage due July 2021 on The Outlets at Montehiedra in San Juan, Puerto Rico, with a new mortgage of approximately $82 million due June 1, 2030 and modified and extended our approximately $129 million mortgage on Las Catalinas Mall in Caguas, Puerto Rico due August 2024 to provide the Company with a discounted payoff option beginning in August 2023 of $75.2 million and extended the maturity date to February 2026;

•
Advanced entitlement efforts at (i) Bergen Town Center to create a more dynamic open-air retail experience including pursuing options for residential, office and other uses, improve the outdoor experience with expanded walkways, new seating and dining options and improve tenant mix, (ii) Yonkers Gateway Center to re-tenant the front parcel while simultaneously pursuing residential entitlements for the back of the asset, (iii) Bruckner Common to reposition the asset with an improved mix of retail tenants, and (iv) Hudson Mall to de-mall the interior space and add a mix of retailers and industrial or self-storage uses;

•
Acquired Sunrise Mall in Massapequa, NY, a 1.2 million sf mall situated on 77 acres in Nassau County, Long Island, for $29.7 million (plus up to $6 million of additional contingent consideration) through a strategic partnership among the Company, which owns 82.5%, and Sagamore Hill Partners, an owner and operator affiliate of RIPCO Real Estate, and JG Pettrucci, which own the remainder; and

•	Advanced ESG efforts and disclosures such that we intend to issue our first dedicated ESG/GRESB report in 2021.
Results under Revised 2020 STI Program
Based on these achievements and a holistic and discretionary assessment in 2020, the Compensation Committee determined the 2020 STI Program awards set forth below:
Name	Original Target STI Award as % of Base Salary	Actual STI Award as % of Base Salary	Actual 2020 STI Cash Award($)(1)
Mr. Olson	110%	88%	924,000
Mr. Weilminster	100%	80%	480,000
Mr. Langer	100%	80%	483,000
Mr. Eilberg	115%	82%	300,000
Mr. Milton	100%	80%	315,000
(1)	The cash awards were paid in March 2021 and are reflected in the Bonus column for 2020 of the Summary Compensation Table below.
Long-Term Equity-Based Compensation — 2020 Awards
2020 Long-Term Incentive Awards
On February 20, 2020, the Compensation Committee granted long-term incentive compensation awards for 2020 (“2020 LTI Awards”). The 2020 LTI Awards were comprised of both performance-based and time-based vesting equity awards. The 2020 LTI Awards were weighted, in terms of grant date fair value, approximately two-thirds performance-based and one-third time-based for each of the NEOs.
Overall, the Compensation Committee established the amounts of the 2020 LTI Awards to be granted to each of the NEOs based on the anticipated grant date fair values of the awards, its review of peer group data and its view of appropriate award amounts in light of each of our executive’s roles, responsibilities and experience, its desire to offer competitive compensation including an appropriate mix of cash and equity compensation, and our existing commitments to the NEOs in our agreements with them.
The performance-based awards, which are granted in LTIP Units, are eligible to be earned based on our absolute TSR (25% of the performance-based awards) and our TSR relative to a peer group (75% of the performance-based awards) over an approximately three-year measurement period from February 20, 2020 through February 17, 2023.

Listed below are the threshold, target and maximum numbers of LTIP Units that each NEO will be eligible to earn upon achieving both goals discussed above at the conclusion of the performance period pursuant to the performance-based 2020 LTI Awards and the grant date fair value of the performance-based 2020 LTI Awards that we granted to each NEO:
Name	Threshold Units(1)	Target Units	Maximum Potential Units(2)	Grant Date Value ($)(3)
Mr. Olson	64,382	160,954	265,574	2,466,667
Mr. Weilminster	26,100	65,251	107,664	1,000,000
Mr. Langer	15,920	39,800	65,670	609,963
Mr. Eilberg	6,960	17,399	28,708	266,667
Mr. Milton	3,504	8,760	14,454	134,275
(1)	Represents the number of units earned if the minimum threshold for the performance-based 2020 LTI Awards is met (40% of the Target Units).
(2)	Represents the maximum number of units earned if the maximum performance thresholds are met (165% of the Target Units).
(3)	Represents the grant date fair value computed in accordance with FASB ASC 718.
The following tables set forth the threshold, target and maximum performance levels, and the number of LTIP Units earned at each level, for both the absolute TSR and relative TSR components of the performance-based 2020 LTI Awards. None of the LTIP Units will be earned for a particular component if performance for that component is below threshold. The number of LTIP Units that are earned if performance is between threshold and target or target and maximum will be determined based on linear interpolation between the percentages earned at the applicable levels. In addition, if our absolute TSR for the performance period is negative, then no more than 100% (i.e., the number of Target Units) may be earned under the relative TSR component.
Absolute TSR Component (25% of the performance-based 2020 LTI Awards)
Performance Level	Absolute TSR	% of Target Units Earned
Threshold	18%	40%
Target	27%	100%
Maximum	36% or higher	165%
Relative TSR Component (75% of the performance-based 2020 LTI Awards)
Performance Level	Relative TSR	% of Target Units Earned
Threshold	35th Percentile	40%
Target	55th Percentile	100%
Maximum	75th Percentile or higher	165%
If the designated performance objectives are achieved, the LTIP Units earned under the performance-based 2020 LTI Awards will also be subject to vesting based on continued employment with the Company through February 17, 2025, with 50% of the LTIP Units earned vesting on the date the Compensation Committee determines the amount earned following the conclusion of the performance period, and 25% vesting on each of February 17, 2024 and February 17, 2025.
During the performance measurement period, recipients of the performance-based 2020 LTI Awards will receive distributions on the maximum number of LTIP Units that could be earned of only one-tenth of the dividend rate otherwise payable to the Company’s shareholders. To the extent LTIP Units are earned, the recipients are entitled to receive any excess amount of distributions that would have been received, above the amount of distributions actually received on all of the LTIP Units subject to the recipient’s performance-based 2020 LTI Award, if the LTIP Units that were earned had been entitled to receive full distributions since the beginning of the performance period, which may be paid either in additional LTIP Units valued on the ex-dividend date for each distribution as if such distributions had been reinvested contemporaneously or in cash.

The time-based 2020 LTI Awards, also granted in LTIP Units, vest in equal annual installments over three years (or four in the case of Mr. Olson) on February 20, 2021 and subsequent anniversaries thereof. Listed below are the number of LTIP Units and grant date fair value of the time-based 2020 LTI Awards that each NEO was granted on February 20, 2020:
Name	Time-Based Vesting LTIP Units	Grant Date Value($)(1)
Mr. Olson	70,799	1,233,319
Mr. Weilminster	28,951	499,984
Mr. Langer	17,659	304,971
Mr. Eilberg	7,720	133,324
Mr. Milton	3,887	67,128
(1)	Represents the grant date fair value computed in accordance with FASB ASC 718.
Long-Term Equity-Based Compensation — Prior Years Performance-Based Awards
We have structured our prior year long-term equity-based compensation awards to include awards containing multi-year performance-based vesting criteria that continue to incentivize performance in years following the years in which they were granted. The following summarizes the terms of the performance-based equity awards that we had granted to the NEOs prior to 2020 that had performance periods that included all or part of 2020.
2018 Performance-Based LTI Award – Measurement Period Ended February 21, 2021 With No Amounts Earned
On February 22, 2018, the Compensation Committee established the Company’s 2018 Performance-Based LTI Award (“2018 PB LTI”), with a weighting of 75% absolute TSR and 25% relative TSR. Under the 2018 PB LTI, awards were granted in LTIP Units based on our absolute TSR and our TSR relative to a peer group over a three-year measurement period from February 22, 2018 through February 21, 2021.
Participants were not entitled to earn any awards under the 2018 PB LTI unless (i) under the absolute TSR weighting, the Company’s TSR during the measurement period was at least 18% or (ii) under the relative TSR weighting, the Company’s TSR during the measurement period was at least at the 35th percentile of our peer group. The maximum number of LTIP Units would have been earned under the 2018 PB LTI if the Company both (a) achieved 36% or higher TSR over the three-year measurement period and (b) was in the 75th or greater percentile of our peer group for TSR over the three-year measurement period.
On the 2018 PB LTI commencement date, our NEOs were awarded the maximum potential units set forth below and the number of units earned was determined based on the Company’s absolute and relative TSR over the three-year measurement period ending on the measurement period end date (unearned units were forfeited as of that date). The table below sets forth the Threshold, Target and Maximum Potential Units and the units actually earned (zero):
Name	Threshold Units	Target Units	Maximum Potential Units	Total Units Earned
Mr. Olson	25,517	63,793	105,258	—
Mr. Langer	11,741	29,353	48,432	—
Mr. Eilberg	3,355	8,386	13,838	—
Mr. Milton	3,355	8,386	13,838	—
2019 Long-Term Incentive Awards
On April 4, 2019, the Compensation Committee granted long-term incentive compensation awards for 2019 (“2019 LTI Awards”). The 2019 LTI Awards were comprised of both performance-based and time-based vesting equity awards.

The performance-based awards, which are granted in LTIP Units, are eligible to be earned based on our absolute TSR (25% of the performance-based awards) and our TSR relative to a peer group (75% of the performance-based awards) over a three-year measurement period from February 26, 2019 through February 27, 2022.
Listed below are the threshold, target and maximum numbers of LTIP Units that each NEO will be eligible to earn upon achieving both goals discussed above at the conclusion of the performance period pursuant to the performance-based 2019 LTI Awards and the grant date fair value of the performance-based 2019 LTI Awards that we granted to each NEO:
Name	Threshold Units(1)	Target Units	Maximum Potential Units(2)	Grant Date Value ($)(3)
Mr. Olson	35,770	89,424	147,550	1,306,077
Mr. Weilminster	27,387	68,467	112,970	999,785
Mr. Langer	12,258	30,644	50,563	447,583
Mr. Eilberg	3,502	8,755	14,446	127,881
Mr. Milton	3,502	8,755	14,446	127,881
(1)	Represents the number of units earned if the minimum threshold for the performance-based 2019 LTI Awards is met (40% of the Target Units).
(2)	Represents the maximum number of units earned if the maximum performance thresholds are met (165% of the Target Units).
(3)	Represents the grant date fair value computed in accordance with FASB ASC 718.
The following tables set forth the threshold, target and maximum performance levels, and the number of LTIP Units earned at each level, for both the absolute TSR and relative TSR components of the performance-based 2019 LTI Awards. None of the LTIP Units will be earned for a particular component if performance for that component is below threshold. The number of LTIP Units that are earned if performance is between threshold and target or target and maximum will be determined based on linear interpolation between the percentages earned at the applicable levels. In addition, if our absolute TSR for the performance period is negative, then no more than 100% (i.e., the number of Target Units) may be earned under the relative TSR component.
Absolute TSR Component (25% of the performance-based 2019 LTI Awards)
Performance Level	Absolute TSR	% of Target Units Earned
Threshold	18%	40%
Target	27%	100%
Maximum	36% or higher	165%
Relative TSR Component (75% of the performance-based 2019 LTI Awards)
Performance Level	Relative TSR	% of Target Units Earned
Threshold	35th Percentile	40%
Target	55th Percentile	100%
Maximum	75th Percentile or higher	165%
If the designated performance objectives are achieved, the LTIP Units earned under the performance-based 2019 LTI Awards will also be subject to vesting based on continued employment with the Company through February 27, 2024, with 50% of the LTIP Units earned vesting on the date the Compensation Committee determines the amount earned following the conclusion of the performance period, and 25% vesting on each of February 27, 2023 and February 27, 2024.
During the performance measurement period, recipients of the performance-based 2019 LTI Awards will receive distributions on the maximum number of LTIP Units that could be earned of only one-tenth of the dividend rate otherwise payable to the Company’s shareholders. To the extent LTIP Units are earned, the recipients are entitled to receive any excess amount of distributions that would have been received, above the amount of distributions actually received on all of the LTIP Units subject to the recipient’s performance-

based 2019 LTI Award, if the LTIP Units that were earned had been entitled to receive full distributions since the beginning of the performance period, which may be paid either in additional LTIP Units valued on the ex-dividend date for each distribution as if such distributions had been reinvested contemporaneously or in cash.
Long-Term Equity-Based Compensation — Amendment of LTIP Unit Awards
During 2020, the Compensation Committee also decided to amend the terms of certain time-based vesting LTIP Unit awards that we granted to Mr. Weilminster as inducement awards in connection with his hiring in 2018 and as a time-based award in early 2019 pursuant to the terms of his employment agreement, in each case, relating to the special allocations of book gain that these LTIP Units are entitled to receive for partnership tax purposes. This amendment is described in further detail under “—LTIP Units” below. The amendment increased the likelihood that these LTIP Units would become convertible into Common Units. None of the vesting provisions were modified, and the amended LTIP Units are generally subject to a new two-year holding requirement commencing on the date of the amendment. The amendment related to 211,919 LTIP Units granted Mr. Weilminster and resulted in an incremental increase in the fair value of these LTIP Units for accounting purposes of $268,778, $56,194 of which was immediately expensed and the remainder of which will be expensed over the balance of the vesting period.
Benefits and Perquisites
We provide our NEOs with certain perquisites that we believe are reasonable and in line with the prevailing competitive market. In the case of Mr. Langer, these perquisites include supplemental life, disability and similar insurance premiums not to exceed $30,000 in any calendar year. Additionally, due to the location of our corporate offices in New York City and the extensive business-related travel requirements of our NEOs, we provide certain of our NEOs with the use of a car and/or driver or a car allowance. Providing these benefits allows these executive officers to use their travel time efficiently and productively for business purposes. Accordingly, we believe providing these benefits serves the best interests of our shareholders as it allows our executives to continue to focus on Company matters while traveling. While providing a car and driver does provide incidental personal benefit to the executive, the cost of this personal benefit constitutes only a small percentage of the executive’s total compensation. Nevertheless, the amounts disclosed in this Proxy Statement for car and driver costs include the entire value of the benefit, both business and personal.
Departure of Mr. Briggs and 2020 Compensation
During 2020, we eliminated the position of President of Development, which had been held by Donald T. Briggs. As a result, Mr. Briggs’s employment was terminated effective May 8, 2020. In connection with his departure, we entered into a separation and general release agreement with Mr. Briggs, dated May 20, 2020. Pursuant to the separation agreement, Mr. Briggs was entitled to the following payments and benefits, which are substantially similar to those that he was entitled to receive under the existing terms of his equity awards and employment agreement with the Company as a result of the termination of his employment:
•	a lump sum payment of $1,500,000, which represents 1.5 times the sum of his base salary and target annual bonus;
•	a pro rata bonus for 2020 in the amount of $52,083;
•	medical, dental and vision insurance coverage substantially identical to that provided to other senior executives for one year following his termination;
•
retention of his performance-based LTIP Unit award granted in 2019, pursuant to which he could earn up to an aggregate of 112,970 LTIP Units subject to the achievement of performance-based hurdles; provided that Mr. Briggs will only earn these LTIP Units to the extent the performance-based hurdles are achieved and the number of LTIP Units earned will be prorated based upon the portion of the three-year measurement period that elapsed from the first day of such period through the date of Mr. Briggs’s termination; and

•
vesting of outstanding equity awards that are subject to vesting based solely on continued employment, consisting of 223,553 LTIP Units and an option to purchase 1,000,000 Common Shares at an exercise price of $21.72 per share, which option only remained exercisable for 60 days after the effectiveness of the separation agreement and expired unexercised.

In addition, we agreed that 223,553 vested LTIP Units held by Mr. Briggs, including a portion of the LTIP Units vesting pursuant to the separation agreement, would be converted into Common Units, which would then be exchanged for an equal number of Common Shares upon the effectiveness of the separation agreement. Generally, vested LTIP Units may be converted into an equal number of Common Units conditioned upon minimum allocations to the capital accounts of the LTIP Units for federal income tax purposes and satisfaction of a minimum holding period, and such Common Units generally may be exchanged or redeemed for an equal number of Common Shares or the then market value of such common shares in cash. We agreed to the conversion of these LTIP Units of Mr. Briggs notwithstanding the fact that the conditions for such conversion had not yet occurred. The separation agreement further provided that the restrictive covenants set forth in Mr. Briggs’s existing employment agreement, which included non-competition and non-solicitation of employees covenants through the one-year anniversary of termination, were to continue to apply with agreed upon modifications.
Mr. Briggs’s annual base salary for 2020 was $500,000 and his participation in the Original 2020 STI Program was structured in a manner similar to that of our other NEOs, with his threshold, target and maximum amounts equaling 50%, 100% and 175% of his base salary. In February 2020, Mr. Briggs also received 2020 LTI Awards similar to those received by our other NEOs, which included 28,951 LTIP Units subject to time-based vesting with a grant date fair value of $500,000 and LTIP Units subject to performance-based vesting with a grant date fair value of $1,000,000 pursuant to which 65,251 LTIP Units would be earned at the target performance level. The LTIP Units granted in 2020 that were subject to performance-based vesting were all forfeited in connection with Mr. Briggs’s termination. The base salary, target amount under the STI Program and grant date fair values for the LTI Awards for Mr. Briggs for 2020 generally were equal to the minimum amounts provided for under our employment agreement with Mr. Briggs and were unchanged from 2019.
LTIP Units
For many of our equity-based compensation awards, in lieu of issuing restricted Common Shares or restricted share units, we issue LTIP Units. LTIP Units are a separate class of units of limited partnership interest in UELP and are similar to Common Units, which generally are economically equivalent to Common Shares, except that LTIP Units are structured in a manner that is intended to enable them to qualify as “profits interests” for U.S. federal income tax purposes under current federal income tax law. LTIP Units generally only have value, other than with respect to the right to receive distributions, to the extent that they receive special allocations of book gain for tax purposes. LTIP Units generally are entitled to receive special allocations of book gain to the extent it represents an increase in the net value of the assets of UELP between the issuance of the LTIP Units (or, to the extent specifically provided otherwise, one or more subsequent dates) and the date of a subsequent book-up event for partnership tax purposes. If LTIP Units receive sufficient special allocations of this book gain, the LTIP Units will achieve full parity with Common Units. If such parity is achieved, the LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into Common Units, which in turn are redeemable by the holder for cash or, at our election, on a one-for-one basis into Common Shares. Except for LTIP Units that remain subject to vesting based on the achievement of performance-based vesting hurdles, LTIP Units, whether vested or unvested, entitle the holder to receive distributions from UELP equal on a per unit basis to the per-share distributions paid to the holders of Common Shares.
LTIP Units are intended to offer recipients substantially the same long-term incentive as restricted Common Shares, with more favorable U.S. federal income tax treatment available for “profits interests” under current federal income tax law. More specifically, one key disadvantage of restricted Common Shares is that recipients are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the Common Shares. Conversely, under current federal income tax law, a recipient of LTIP Units would generally not be subject to tax at the time of issuance or vesting of LTIP Units but only when he or she chooses to liquidate his or her LTIP Units. Therefore, a recipient who wishes to hold his or her equity awards for the long term can generally do so in a more tax-efficient manner with LTIP Units. In light of the trade-offs between increased tax efficiency and incremental economic risk relating to the structure of LTIP Units as profits interests due to their only having value upon a book-up event as described above as compared to restricted Common Shares, we have chosen to use LTIP Units for many of our grants of equity awards to the NEOs. We believe that the use of LTIP Units has (i) enhanced our equity-based compensation package overall, (ii) advanced the goal of promoting long-term equity ownership by the NEOs, (iii) not adversely impacted dilution as compared to restricted Common Shares, and (iv) further aligned the interests of the NEOs with the interests of our shareholders. We also believe that these benefits outweigh the loss of the U.S. federal income tax business-expense deduction from the issuance of LTIP Units, as compared to restricted Common Shares.
In light of the adverse impact caused by the COVID-19 pandemic and to enhance the incentive and retentive effect of certain of our existing LTIP Unit awards, during 2020, the Compensation Committee decided to amend the terms of time-based vesting LTIP Unit awards that we granted to Mr. Weilminster as inducement awards in connection with his hiring in 2018 and as a time-based award in early 2019 pursuant to the terms of his employment agreement. The amendment will permit these LTIP Units to receive special allocations of book gain for partnership tax purposes to the extent such book gain represents an increase in the net value of the assets of UELP between the date of the amendment and the date of a subsequent book-up event for partnership tax purposes. The amendment was entered into to increase the likelihood that these LTIP Units would become convertible into Common Units, as was originally intended, to the extent that they vest. None of the vesting provisions were modified, and the amended LTIP Units are generally subject to a new two-year holding requirement commencing on the date of the amendment.
Governance Policies Relating to Compensation
Equity Ownership Guidelines
To further foster the strong ownership culture among our senior executive management team, and to ensure the continued direct alignment of management and shareholder interests in line with emerging corporate governance trends, we have adopted executive equity ownership guidelines requiring that our Chairman and CEO, CFO and COO maintain a minimum ownership level of Common Shares or related Company equity. The equity ownership requirements (comprised of Common Shares and certain securities convertible into or redeemable for Common Shares) for our executives are as follows:
Title	Multiple
Chairman and CEO	5x Base Salary
CFO	3x Base Salary
COO	3x Base Salary
These executive officers have until the end of the fifth full calendar year after becoming an executive officer to satisfy the ownership requirement. All of them currently satisfy the guidelines.
Clawback Policy
In 2020, the Compensation Committee adopted a clawback policy, which provides that, in the event of a financial restatement due to material noncompliance with financial reporting requirements under federal securities laws, the Company may require an NEO to reimburse the Company for excess incentive compensation paid to, earned by, or granted to such NEO during the three-year period preceding the publication of the financial restatement. Upon the occurrence of a restatement, the Compensation Committee, in its reasonable business judgment, will determine whether and the extent to which to pursue reimbursement from each such NEO.
Policy on Hedging and Pledging of Company Securities
Our employees (including our NEOs) and Trustees are prohibited from purchasing our securities on margin, borrowing against our securities held in a margin account, or pledging our securities as collateral for any loan and from entering into hedging or derivative transactions based on the Company’s securities.

Summary Compensation Table
The following table sets forth the 2020, 2019 and 2018 compensation earned by, or granted to, each of our NEOs:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey S. Olson Chairman and Chief Executive Officer	2020	1,042,308	924,000	4,005,254	—	—	177,499	6,149,061
	2019	1,000,000	—	2,378,490	499,997	915,825	227,972	5,022,284
	2018	1,000,000	—	2,259,750	500,000	744,565	158,880	4,663,195
Mark J. Langer Executive Vice President and Chief Financial Officer	2020	599,327	483,000	1,070,623	—	—	54,787	2,207,737
	2019	534,615	—	863,194	199,998	467,119	124,950	2,189,876
	2018	525,000	—	1,073,122	200,000	339,779	104,088	2,241,989
Christopher J. Weilminster Executive Vice President and Chief Operating Officer	2020	557,692	480,000	1,768,762	—	—	53,894	2,860,348
	2019	500,000	—	2,222,740	—	557,600	62,264	3,342,604
	2018	119,589	1,000,000	3,699,215	4,670,000	—	9,088	9,497,892
Herbert Eilberg Chief Investment Officer	2020	364,808	300,000	506,029	—	17,125	1,187,962
	2019	350,000	—	331,853	—	318,115	16,750	1,016,718
	2018	350,000	—	433,757	—	235,611	16,375	1,035,743
Robert C. Milton III Executive Vice President, General Counsel & Secretary	2020	390,866	315,000	301,431	—	—	17,225	1,024,522
Donald T. Briggs Former President of Development	2020	192,308	—	1,563,491	—	—	1,643,813	3,399,612
	2019	500,000	—	2,222,740	—	557,600	398,781	3,679,121
	2018	119,589	1,000,000	3,951,440	4,670,000	—	10,785	9,751,814
(1)
The amounts listed do not represent the actual amounts paid in cash to or value realized by the NEOs. The valuation is based on the grant date fair value computed in accordance with FASB ASC Topic 718. Where applicable, in accordance with applicable SEC rules, amounts shown include the impact of bonuses paid in equity in the year actually granted. The grant date fair value of the performance-based 2020 LTI Awards was estimated using the following assumptions in additional to other inputs: an estimated dividend yield of 4.1%, an expected volatility of 20.0% for the Company and 17.0%-33.0% for peer companies and a risk-free interest rate of 2.36%. The grant date fair values of the time-based LTIP Units were estimated using the following assumptions in addition to other inputs: an expected volatility of 20.0% and a risk-free interest rate of 2.39% - 2.58%. If we assumed that maximum performance would be achieved under the performance-based 2020 LTI Awards, the grant fair value date of these awards would have been as follows: (i) Mr. Olson - $4,069,964, (ii) Mr. Langer - $1,006,406, (iii) Mr. Weilminster − $1,649,969, (iv) Mr. Eilberg − $439,961, (v) Mr. Milton - $221,512, and (vi) Mr. Briggs - $1,649,969. For Mr. Weilminster, in 2020, includes $268,778 of incremental fair value (calculated pursuant to FASB ASC Topic 718) relating to amendments of LTIP Unit awards originally granted as inducement awards in connection with his hiring in 2018 and as a time-based award in early 2019 pursuant to the terms of their employment agreements. These amendments are described in “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Amendment of LTIP Unit Awards.”

(2)
The amounts listed do not represent the actual amounts paid in cash to or value realized by the NEOs. The valuation is based on the grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 15 to our consolidated financial statements included in our Annual Report Form 10-K for the relevant year filed with the SEC.

(3)
The amounts listed in the Non-Equity Incentive Plan Compensation column represent the cash portion paid under each STI Program. The 2020 STI Program amounts were paid 100% in cash and are set forth in the Bonus column. For each of Messrs. Olson, Langer and Eilberg, in 2019, they were paid 75% in cash and 25% in equity, and, in 2018, they were paid 60% in cash and 40% in equity. The equity portions of the 2019 and 2018 STI Programs were granted in February 2020 and 2019, respectively, in LTIP Units that vest over three years (four for Mr. Olson).

(4)	The following table sets forth 2020 other compensation earned by or granted to each of our NEOs:
Name	Car Allowance/ Use of Car and Driver ($)(a)	Commuting Costs ($)(b)	Reimbursement for Benefit Expenses Not Covered ($)(c)	Matching 401(k) Contribution ($)	HSA Contribution ($)	Severance Amount ($)	Total ($)
Mr. Olson	157,999	—	—	19,500	—	—	177,499
Mr. Langer	2,792	—	29,995	19,500	2,500	—	54,787
Mr. Weilminster	18,000	13,894	—	19,500	2,500	—	53,894
Mr. Briggs	6,923	1,800	—	19,500	—	1,615,590	1,643,813
Mr. Eilberg	—	—	—	14,625	2,500	—	17,125
Mr. Milton	—	—	—	14,625	2,600	—	17,225
(a)
Mr. Olson was provided with a car and a driver, which he used for both business and personal purposes with the amounts shown reflective of the aggregate incremental cost to the Company for the car, driver and related expenses without allocating between business and personal uses. Mr. Olson’s car was purchased in 2020. Each of Messrs. Weilminster and Briggs was provided with a car allowance paid in cash in equal installments on a bi-weekly basis. Messrs. Olson, Weilminster and Briggs also were provided with parking spots which amounts are included in the above.
(b)	Represents reimbursement for travel expenses from Mr. Weilminster’s current residence to the Company’s offices in New York and Paramus, New Jersey.
(c)
The figures here represent the sum of the cost of the NEOs reimbursement for medical premiums, supplemental group term life insurance, and supplemental long term disability above and beyond the Company’s normal benefit programs that are generally available to all salaried employees of the Company.

Grants of Plan-Based Awards in 2020
The following table sets forth certain information with respect to each plan-based award to our NEOs made in 2020. All of the equity awards set forth in the table below were granted under the 2015 Omnibus Share Plan. LTI Awards; Bonus Awards.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Award(2)			All other Stock Awards: Number of Shares of stock or units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Olson	2/20/20							17,524	305,268
	2/20/20							70,799	1,233,319
	2/20/20				64,382	160,954	265,574		2,466,667
		577,500	1,155,000	2,310,000
Mr. Langer	2/20/20							9,015	155,689
	2/20/20							17,659	304,971
	2/20/20				15,920	39,800	65,670		609,963
		301,875	603,750	1,056,563
Mr. Weilminster	2/20/20							28,951	499,984
	2/20/20				26,100	65,251	107,664		1,000,000
	5/20/20							(5)	268,778
		300,000	600,000	1,050,000
Mr. Briggs	2/20/20							28,951	499,984
	2/20/20				26,100	65,251	107,664		1,000,000
	5/04/20							(6)	63,507
		250,000	500,000	875,000
Mr. Eilberg	2/20/20							7,720	133,324
	2/20/20							6,140	106,038
	2/20/20				6,960	17,399	28,709		266,667
		183,750	422,625	551,250

Mr. Milton	2/20/20							5,792	100,028
	2/20/20							3,887	67,128
	2/20/20				3,504	8,760	14,454		134,275
		196,875	393,750	590,625
(1)
The dollar amounts presented in these columns represent awards at threshold, target and maximum levels under the Original 2020 STI Program, which was subsequently cancelled. The actual award amounts earned under the Revised 2020 STI Program for 2020 are set forth on page 33. See “Results under Revised 2020 STI Program” on page 33 for further information on these awards.

(2)
The unit amounts presented in these columns represent the performance-based 2020 LTI Awards at threshold, target and maximum levels . See “Long-Term Equity-Based Compensation – 2020 Awards” on page 33 for further information regarding these awards.

(3)
On February 20, 2020, the Company granted Mr. Olson 17,524 restricted LTIP Unit awards with 1∕4 vesting on each anniversary of the grant date, and Messrs. Eilberg, Langer and Milton 6,140; 9,015; and 5,792, respectively, restricted LTIP Unit awards with 1∕3 vesting on each anniversary of the grant date. The LTIP Units granted to Messrs. Olson, Eilberg and Langer represented the equity component of each of these executive’s short-term incentive compensation award for 2019 that was granted in early 2020. On February 20, 2020, as part of the 2020 LTI Awards, the Company granted Mr. Olson 70,799 time-based LTIP Units with 1∕4 vesting annually on February 20th each year beginning with 2021, and Messrs. Briggs, Eilberg, Langer, Milton and Weilminster 28,951; 7,720; 17,659; 3,887 and 28,951 LTIP Units, respectively, with 1∕3 vesting annually on February 20th each year beginning with 2021. All of these restricted LTIP Units, which are only subject to time -based vesting based on continued employment through a specified date, entitle the holders to receive cash distributions whether or not then vested.

(4)	The amounts presented in this column represent the full grant date fair value of equity awards (calculated pursuant to FASB ASC Topic 718).
(5)
Represents incremental fair value of an amendment to existing LTIP Unit awards (calculated pursuant to FASB ASC Topic 718), which are described in “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Amendment of LTIP Unit Awards and -LTIP Units.” The amendment related to awards for 211,919 LTIP Units granted to Mr. Weilminster as inducement awards in connection with his hiring in 2018 and as a time-based award in early 2019 pursuant to the terms of his employment agreement. None of the vesting provisions were modified, and the amended LTIP Units are generally subject to a new two-year holding requirement commencing on the date of the amendment.

(6)
Represents incremental fair value of an amendment to existing LTIP Unit awards (calculated pursuant to FASB ASC Topic 718) that occurred pursuant to the separation agreement entered into with Mr. Briggs in connection with the termination of his employment, which amendment is described in “Compensation Discussion and Analysis – Elements of Compensation – Departure of Mr. Briggs and 2020 Compensation and -LTIP Units.” The amendment related to awards for 223,553 LTIP Units granted to Mr. Briggs as inducement awards in connection with his hiring in 2018 and as a time-based award in early 2019 pursuant to the terms of his employment agreement.

Options Exercises and Stock Vested in 2020
None of our NEOs exercised options in 2020. The following table sets forth, for each of our NEOs, the number and value of Common Shares and LTIP Units that vested during 2020.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Olson	154,505	2,786,265
Mr. Weilminster	35,311	627,201
Mr. Briggs	28,951	297,472
Mr. Langer	55,309	976,824
Mr. Eilberg	4,657	78,664
Mr. Milton	4,584	77,587
(1)
Computed by multiplying the number of shares or LTIP Units that vested by the average of the high and low price of our Common Shares on the date of vesting. A portion of Messrs. Brigg, Eilberg, Langer and Milton’s shares that vested were withheld to satisfy withholding taxes.

Outstanding Equity Awards at Fiscal Year End
The following table provides information on outstanding equity awards as of December 31, 2020 for each NEO:
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Olson	32,133	96,401(3)	19.53	2/27/29
	52,300	52,302(4)	21.64	2/22/28
	73,242	24,414(5)	28.36	2/24/27
	140,056	0(6)	23.52	2/7/26
	2,092,137	0(7)	23.90	2/17/25
					166,097(8)	2,149,295	269,375(9)	3,485,715
Mr. Weilminster		1,000,000(10)	21.72	9/27/28
					212,205(8)	2,745,933	140,021(9)	1,811,874
Mr. Langer	17,226	34,453(3)	19.53	2/27/29
	28,188	14,095(4)	21.64	2/22/28
	39,603		28.36	2/24/27
	56,657		23.52	2/8/26
	127,551		23.52	4/20/25
					50,442(8)	652,719	82,943(9)	1,073,281
Mr. Eilberg					25,762(8)	333,360	28,552(9)	369,458
Mr. Milton					21,118	273,267	21,596(9)	279,447
Mr. Briggs							27,387(9)	354,388
(1)	Value based on number of shares or units multiplied by $12.94, which was the price of Common Shares as of the close of business on December 31, 2020.
(2)
The awards under the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” are awards of LTIP Units that remained subject to performance-based vesting conditions and were granted as 2020 LTI Awards, 2019 LTI Awards and 2018 LTI Awards. These LTIP Units do not have any value unless specified performance criteria are met and specified criteria for converting and/or redeeming the LTIP Units for Common Shares are also met. As of December 31, 2020, these criteria had not been met (as the relevant measurement periods had not yet ended). In accordance with SEC rules, these rewards are reflected in the table in the manner set forth in footnote (9) below.

(3)
Represents unvested Options, granted on February 27, 2019, scheduled to vest, for Mr. Olson, in equal installments on February 27, 2020, February 27, 2021, February 27, 2022 and February 27, 2023 and, for Mr. Langer, in equal installments on February 27, 2020, February 27, 2021 and February 27, 2022, in each case subject to continued employment through such dates.

(4)
Represents unvested Options, granted on February 22, 2018, scheduled to vest, for Mr Olson, in equal installments on February 22, 2020, February 22, 2021, and February 22, 2022 and, for Mr. Langer, in equal installments on February 22, 2020 and February 22, 2021, in each case subject to continued employment through such dates.

(5)	Represents unvested Options, granted on February 24, 2017, scheduled to vest, for Mr. Olson, in equal installments on February 24, 2018 ,February 24, 2019, February 24, 2020 and February 24, 2021.
(6)	Represents unvested Options, granted on February 8, 2016, scheduled to vest February 8, 2020, subject to continued employment through such date.
(7)	Represents unvested Options, granted on February 17, 2015, scheduled to vest February 17, 2020, subject to continued employment through such date.

(8)	The number of shares or units of stock that have not vested include the following:
	2016 Bonus Award(a)	2017 Bonus/ 2018 Make Whole Awards	2018 Inducement Award(d)	2018 Time Based LTI Award(e)	2018 Bonus Award(f)	2019 Time Based LTI Award(g)	2019 Bonus Award(h)	2020 Time- Based LTI Award(i)	Total
Mr. Olson	7,934	18,499(b)	–	6,743	19,062	25,536	17,524	70,799	166,097
Mr. Weilminster	–	6,071(c)	132,276	27,528	–	17,379	–	28,951	212,205
Mr. Langer	–	6,189(b)	–	2,069	7,732	7,778	9,015	17,659	50,442
Mr. Eilberg	–	3,727(b)	–	591	5,362	2,222	6,140	7,720	25,762
Mr. Milton	–	3,363(b)		591	5,263	2,222	5,792	3,887	21,118
(a)	Represents unvested Common Shares granted in 2017 as annual bonus for 2016 scheduled to vest on February 24, 2021, subject to continued employment through such date.
(b)
Represents unvested LTIP Units and Common Shares granted in 2018 as annual bonus for 2017. For Mr. Olson, represents unvested LTIP Units scheduled to vest in equal installments on February 22, 2021 and February 22, 2022, subject to continued employment through such dates. For Messrs. Langer and Eilberg, represents unvested Common Shares scheduled to vest on February 22, 2021, subject to continued employment through such date.

(c)
Represents unvested LTIP Units granted to Messrs. Weilminster in 2018 in connection with his hiring by the Company that were primarily intended to compensate him for unvested equity awards of his former employer that were forfeited when he joined the Company. These unvested LTIP Units were scheduled to vest on February 6, 2021, subject to his continued employment through such date.

(d)
Represents unvested LTIP Units granted to Mr. Weilminster in 2018 as inducement awards in connection with his hiring by the Company scheduled to vest in equal installments on September 27, 2021, September 27, 2022 and September 27, 2023, subject to his continued employment through such dates.

(e)
Represent unvested LTIP Units granted as time-based 2018 LTI Awards or in lieu of such awards for Messrs. Weilminster and Briggs. For Mr. Olson, represents unvested LTIP Units scheduled to vest in equal installments on February 22, 2020, February 22, 2021 and February 22, 2022, subject to continued employment through such dates. For Messrs. Langer and Eilberg, represents unvested LTIP Units scheduled to vest in equal installments on February 22, 2020 and February 22, 2021, subject to continued employment through such dates. For Messrs. Weilminster and Briggs, represents unvested LTIP Units scheduled to vest on February 27, 2020, February 27, 2021 and February 27, 2022, subject to continued employment through such dates. On February 27, 2019, the Company granted LTIP units that vest ratably over four years on February 27, 2020, February 27, 2021, February 27, 2022 and February 27, 2023.

(f)
Represents unvested LTIP Units granted in 2019 as annual bonus for 2018 scheduled to vest, for Mr. Olson, in equal installments on February 27, 2020, February 27, 2021, February 27, 2022 and February 27, 2023 and, for Messrs. Langer and Eilberg, in equal installments on February 27, 2020, February 27, 2021 and February 27, 2022, in each case, subject to continued employment through such dates.

(g)
Represent unvested LTIP Units granted as time-based 2019 LTI Awards scheduled to vest, for Mr. Olson, in equal installments on February 27, 2020, February 27, 2021, February 27, 2022 and February 27, 2023 and, for the other NEOs, in equal installments on February 27, 2020, February 27, 2021 and February 27, 2022, in each case subject to continued employment through such dates.

(h)
Represents unvested LTIP Units granted in 2020 as annual bonus for 2019 scheduled to vest, for Mr. Olson, in equal installments on February 20, 2021, February 20, 2022, February 20, 2023 and February 20, 2024 and, for Messrs. Langer, Eilberg and Milton, in equal installments on February 20, 2021, February 20, 2022 and February 20, 2023, in each case, subject to continued employment through such dates.

(i)
Represent unvested LTIP Units granted as time-based 2020 LTI Awards scheduled to vest, for Mr. Olson, in equal installments on February 20, 2021, February 20, 2022, February 20, 2023 and February 20, 2024 and, for the other NEOs, in equal installments on February 20, 2021, February 20, 2022 and February 20, 2023, in each case subject to continued employment through such dates.

(9)
Reflects performance-based LTIP Unit awards that were outstanding and for which the performance period had not ended as of December 31, 2020. If our performance for the three-year measurement period applicable to these LTIP Units continued to be the same as we experienced from the beginning of the applicable three-year measurement period through December 31, 2020, (i) for 2018 LTI Awards, no amounts would have been earned, (ii) for 2019 LTI Awards, no amounts would have been earned under the absolute TSR component and an amount between target and maximum would have been earned under the relative TSR component and (iii) for 2020 LTI Awards, no amounts would have been earned under the absolute TSR component and an amount between threshold and target would have been earned under the relative TSR component. Accordingly, pursuant to SEC rules, the number of units set forth in the table below includes the number of units that would be earned if (i) for 2018 LTI Awards, threshold performance was achieved, (ii) for 2019 LTI Awards, threshold performance was achieved under the absolute TSR component and maximum performance was achieved under the relative TSR component and (iii) for 2020 LTI Awards, threshold performance was achieved under the absolute TSR component and target performance was achieved under the relative TSR component.

	2018 LTI Awards (Performance- Based)(a)	2019 LTI Awards (Performance- Based)(b)	2020 LTI Awards (Performance- Based)(c)	Total
Mr. Olson	25,517	114,260	129,599	269,375
Mr. Weilminster	–	87,482	52,539	140,021
Mr. Briggs	–	27,387	–	27,387
Mr. Langer	11,741	39,155	32,047	82,943
Mr. Eilberg	3,355	11,187	14,010	28,552
Mr. Milton	3,355	11,187	7,054	21,596
(a)
Represents unearned LTIP Units awarded as performance-based 2018 LTI Awards. These LTIP Units are subject to performance-based vesting based on the achievement of absolute and relative TSR performance criteria over a three-year measurement period ending February 21, 2021. Earned LTIP Units would be subject to vesting based on continued employment, with 50% scheduled to vest on the date performance-based vesting was determined and 25% scheduled to vest on each of February 21, 2022 and February 21, 2023, subject to continued employment through such dates. See “2018 Long-Term Incentive Awards” for more information.

(b)
Represents unearned LTIP Units awarded as performance-based 2019 LTI Awards. These LTIP Units are subject to performance-based vesting based on the achievement of absolute and relative TSR performance criteria over a three-year measurement period ending February 26, 2022. Earned LTIP Units would be subject to vesting based on continued employment, with 50% scheduled to vest on the date performance-based vesting was determined and 25% scheduled to vest on each of February 27, 2023 and February 27, 2024, subject to continued employment through such dates. See “2019 Long-Term Incentive Awards” for more information.

(c)
Represents unearned LTIP Units awarded as performance-based 2020 LTI Awards. These LTIP Units are subject to performance-based vesting based on the achievement of absolute and relative TSR performance criteria over a three-year measurement period ending February 20, 2023. Earned LTIP Units would be subject to vesting based on continued employment, with 50% scheduled to vest on the date performance-based vesting was determined and 25% scheduled to vest on each of February 20, 2024 and February 20, 2025, subject to continued employment through such dates. See “2020 Long-Term Incentive Awards” for more information.

(10)	Represents unvested Options, granted on September 27, 2018, scheduled to vest in equal installments on September 27, 2021, September 27, 2022 and September 27, 2023, subject to continued employment.
Employment Agreements and Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control
Each of our NEOs serves at the pleasure of our Board. The disclosure below describes the terms of the current employment agreements, retention agreements and offer letters, as applicable, that we have with our NEOs, including certain compensation that may become payable to Messrs. Olson, Weilminster, Briggs, Langer and Eilberg as a result of a qualifying termination of employment based on these agreements. In addition, the following disclosure describes the impact of a qualifying termination of employment, a corporate transaction or a change in control under the terms of the equity awards held by each of our NEOs.
Olson Employment Agreement
On August 6, 2019, the Company entered into an employment agreement with Mr. Olson, the Company’s Chairman of the Board and Chief Executive Officer, which replaced the amended and restated employment agreement, dated November 18, 2014, between Mr. Olson and the Company, as further amended, that had an initial term scheduled to expire or automatically renew on September 1, 2019. The initial term for the new employment agreement extends until September 1, 2024, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days’ prior notice of nonrenewal.
The employment agreement provides that Mr. Olson will be entitled to an annual base salary of not less than $1,000,000 and eligible to receive an annual bonus with a target amount equal to 100% of his annual base salary, payable in cash and/or equity, in the sole discretion of the Company. The Company will have the discretion to establish the structure and performance targets for Mr. Olson’s annual bonus and determine the amount earned each year. If all or part of the bonus is paid in equity awards, such awards shall be full value equity awards (for example, restricted Common Shares or LTIP Units) that vest ratably over no more than four years from the date of grant. Mr. Olson also will be entitled to receive annual equity grants for each year under the Company’s long-term incentive compensation plans, beginning with 2020, with a value at target performance levels of no less than $3,200,000. The Company also agrees to provide Mr. Olson with a car and driver for use in connection with his performance of duties for the Company.
The employment agreement generally provides Mr. Olson with the same level of termination payments and benefits as existed under Mr. Olson’s prior employment agreement with the Company.
On any termination of Mr. Olson’s employment, Mr. Olson will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Olson under the terms of any other plan or program. If Mr. Olson’s employment is terminated by the Company without cause or by Mr. Olson for good reason (in each case, as defined in the employment agreement), subject to Mr. Olson’s execution of a release, Mr. Olson will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Olson’s employment agreement:
•
“Severance Amount” equals two times the sum of Mr. Olson’s base salary and target annual bonus, unless the termination is within three months prior to or in connection with (and in each case subject to the consummation of), or within two years following, a change in control of the Company (a “Qualifying CIC Termination”), in which case it equals three times the sum of Mr. Olson’s base salary and target annual bonus.

•
“Pro Rata Bonus” equals (i) if such termination is a Qualifying CIC Termination, the greater of Mr. Olson’s target annual bonus or the annual bonus earned in the year of a termination based on actual performance with respect to the Company’s performance goals and deeming any individual performance goals to be achieved at the target level, or (ii) if such termination is not a Qualifying CIC Termination, the annual bonus earned in the year of termination based on actual performance with respect to the Company’s performance goals and deeming any individual performance goals to be achieved at the target level, in each case, prorated based on the portion of the year that had elapsed through the date of termination.

•	“Medical Benefits” require the Company to provide Mr. Olson medical insurance coverage substantially identical to that provided to other senior executives for three years following termination.
If Mr. Olson’s employment is terminated due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Olson’s execution of a release, Mr. Olson will be entitled to vesting of the unvested portion of the option award granted on February 17, 2015 and it will remain exercisable for one year following termination (or, if earlier, for the remainder of the term).
Mr. Olson is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Olson’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Olson constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Olson receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Olson’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Olson’s incapacity due to physical or mental illness or after Mr. Olson’s notice of termination for good reason) that Mr. Olson fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.

Mr. Olson may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Olson’s written notice of such event (provided that such notice is given to the Company within 30 days after Mr. Olson becomes aware of the event): (1) a material reduction in base salary, aggregate annual cash compensation opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Olson’s position, authority, duties or responsibilities; (3) a relocation of Mr. Olson’s location of employment to a location outside of Manhattan or more than 30 miles outside of Paramus, New Jersey; or (4) the Company’s material breach of any provision of the employment agreement, including (a) Mr. Olson not holding the title of Chairman and Chief Executive Officer, (b) delivery by the Company of a notice of non-renewal of the employment agreement, (c) a failure of a successor to the Company to assume the employment agreement, (d) failure of the Company to appoint or elect Mr. Olson to the Board of Trustees or removal of Mr. Olson from the Board of Trustees and (e) a material change in Mr. Olson’s reporting relationship inconsistent with the terms of the employment agreement.
Weilminster Employment Agreement
On July 30, 2018, the Company entered into an employment agreement with Christopher J. Weilminster in connection with his appointment as Executive Vice President and Chief Operating Officer. The employment agreement became effective September 27, 2018 and has a term of five years from the date thereof.
The employment agreement provides for an annual base salary of not less than $500,000 and a target annual cash bonus of 100% of annual base salary. Additionally, Mr. Weilminster was entitled to receive a cash bonus of not less than $500,000 paid in respect of fiscal year 2018, subject to continued employment through the date bonuses in respect of 2018 were paid to the Company’s employees and a signing bonus of $500,000. Mr. Weilminster also will be entitled to receive annual equity grants for each year, beginning with 2019, with a value at target performance levels equal to $1,500,000, of which (x) $500,000 will be subject to vesting ratably over three years from the grant date subject to continued employment and (y) $1,000,000 will be subject to vesting over a period of no more than five years from the grant date based on such criteria as may be determined by the Company in its sole discretion, which may include one or more performance-based hurdles. In addition, in the first quarter of 2019, Mr. Weilminster was entitled to receive a number of LTIP Units with a value of $825,000, which will vest ratably over three years subject to continued employment.
Pursuant to contractual requirements in his employment agreement, on September 27, 2018, the Company granted Mr. Weilminster (1) options to purchase 1,000,000 Common Shares that vest over five years with one third vesting each of the third, fourth and fifth anniversary of the grant date, subject to continued employment, (2) 132,276 LTIP Units that vest over five years, with one third vesting on each of the third, fourth and fifth anniversary subject to continued employment and (3) 38,352 LTIP Units that vest over approximately three years, which were primarily intended to compensate Mr. Weilminster for unvested equity awards of his former employer that he forfeited by joining the Company.
On any termination of Mr. Weilminster’s employment, Mr. Weilminster will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Weilminster under the terms of any other plan or program. On a termination of Mr. Weilminster’s employment by the Company without cause or by Mr. Weilminster for good reason, subject to Mr. Weilminster’s execution of a release, Mr. Weilminster will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Weilminster’s employment agreement:
•
“Severance Amount” equals 1.5 times Mr. Weilminster’s base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of the Company (a “Qualifying CIC Termination”), in which case it will equal 2.5 times Mr. Weilminster’s base salary and target annual bonus.

•
“Pro Rata Bonus” equals a pro rata portion of Mr. Weilminster’s annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Weilminster’s target annual bonus.

•
“Medical Benefits” require the Company to provide Mr. Weilminster medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, subject to applicable law.

On a termination of Mr. Weilminster’s employment due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Weilminster’s execution of a release, Mr. Weilminster will be entitled to vesting of the equity granted September 27, 2018. If Mr. Weilminster’s employment is terminated upon or after the expiration of the employment period, Mr. Weilminster will be entitled, subject to Mr. Weilminster’s execution of a release, to vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment and a pro-rated annual bonus for the year of termination.
Mr. Weilminster is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Weilminster’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Weilminster constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Weilminster receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Weilminster’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Weilminster’s incapacity due to physical or mental illness or after Mr. Weilminster’s notice of termination for good reason) that Mr. Weilminster’s fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.
Mr. Weilminster may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Weilminster gives written notice of such event to the Company (provided that such notice is given to the Company within 30 days after Mr. Weilminster becomes aware of the event): (1) a material reduction in base salary or annual bonus opportunity; (2) a material diminution in Mr. Weilminster’s authority, duties or responsibilities; (3) after Mr. Weilminster relocates his principal residence to the New York City area, a relocation of Mr. Weilminster’s location of employment to a location outside of Manhattan; or (4) the Company’s material breach of any provision of the employment agreement.
Langer Retention Agreement
October 18, 2019, the Company entered into a retention agreement with Mr. Langer, the Company’s Executive Vice President and Chief Financial Officer, which replaces in its entirety the employment agreement, dated February 4, 2015, between Mr. Langer and the Company, that was in a one-year renewal period scheduled to expire or automatically renew on July 1, 2020. The retention agreement has no fixed term.
The retention agreement sets forth Mr. Langer’s then current title, duties, compensation and additional benefits, and provides that these may be modified by the Company at any time in its sole and absolute discretion, subject to Mr. Langer’s right to terminate the retention agreement for good reason, as described below.
On any termination of Mr. Langer’s employment, Mr. Langer will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Langer under the terms of any other plan or program. If Mr. Langer’s employment is terminated by the Company without cause or by Mr. Langer for good reason (in each case, as defined in the retention agreement), subject to Mr. Langer’s execution of a release, Mr. Langer will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Langer’s retention agreement:

•
“Severance Amount” equals 1.5x the sum of Mr. Langer’s base salary and target annual short-term incentive bonus, unless the termination is within three months prior to, in connection with or within two years following a change in control of the Company (a “Qualifying CIC Termination”), in which case it equals 2.5x the sum of Mr. Langer’s base salary and target annual short-term incentive bonus.

•
“Pro Rata Bonus” equals (i) on a Qualifying CIC Termination, the greater of Mr. Langer’s target annual short-term incentive bonus or the annual bonus earned in the year of a termination based on actual performance, or (ii) if such termination is not a Qualifying CIC Termination, the annual bonus earned in the year of termination based on actual performance in each case prorated based on the portion of the year that had elapsed through the date of termination.

•
“Medical Benefits” require the Company to provide Mr. Langer medical insurance coverage substantially identical to that provided to other senior executives (i) on a Qualifying CIC Termination, for up to two years following termination, or (ii) if such termination is not a Qualifying CIC Termination, one year, in each case subject to applicable law.

On a termination of Mr. Langer’s employment due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Langer’s execution of a release, Mr. Langer will be entitled to vesting of the unvested portion of the option award granted on April 20, 2015 and it will remain exercisable for one year following termination (or, if earlier, for the remainder of the term).
Mr. Langer is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Langer’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Langer constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Langer receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Langer’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Langer’s incapacity due to physical or mental illness or after Mr. Langer’s notice of termination for good reason) that Mr. Langer fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.
Mr. Langer may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Langer’s written notice of such event (provided that such notice is given to the Company within 30 days after Mr. Langer becomes aware of the event): (1) a material reduction in base salary, annual bonus opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Langer’s position, title, authority, duties or responsibilities; (3) a relocation of Mr. Langer’s location of employment to a location outside of Manhattan or more than 30 miles outside of Paramus, New Jersey; or (4) the Company’s material breach of any provision of the retention agreement, including (a) the failure of a successor to the Company to assume this Agreement and (b) a material change in the Mr. Langer’s reporting relationship such that Mr. Langer no longer reports to the Chief Executive Officer of the Company.
Eilberg Offer Letter
On April 20, 2015, Mr. Herbert Eilberg was appointed to the position of Chief Investment Officer of the Company. Mr. Eilberg’s offer letter provides for an annualized salary of $350,000 and a target annual bonus of $400,000 for the year ended December 31, 2015 paid 50% in cash and 50% in shares of restricted stock that vest ratably over three years. Additionally, pursuant to his offer letter, the Company granted Mr. Eilberg 20,928 restricted Common Shares (the “Initial Eilberg Equity Grant”) on May 11, 2015, that vest as follows: 5,278 shares vest on January 1, 2016; 5,278 shares vest on January 1, 2017; 4,913 shares vest on January 1, 2018; 4,231 shares vest on January 1, 2019; and 1,228 shares vest on January 1, 2020.

On a termination of Mr. Eilberg’s employment by the Company without cause, or by Mr. Eilberg for good reason, if the Initial Eilberg Equity Grant has not been fully vested, the unvested portion of the Initial Eilberg Equity Grant shall continue to vest according to the schedule set forth in the offer letter, notwithstanding the fact that Mr. Eilberg will no longer be an employee of the Company at such time.
On a termination of Mr. Eilberg’s employment by the Company without cause, or by Mr. Eilberg for good reason, and if such termination occurs within 12 months after a change in control of the Company, the Company shall pay or cause to be paid to Mr. Eilberg a cash severance payment in an amount equal to (i) one year of his then-current base salary; plus (ii) the amount of his target bonus for that year. For these purposes, “cause” means (a) conviction of, or plea of guilty or nolo contendre to, a felony pertaining or otherwise relating to his employment with the Company or an affiliate; or (b) willful misconduct that is materially economically injurious to the Company or any of its affiliates, in each case as determined in the Company’s sole discretion; and “good reason” means (a) the assignment to the employee of duties materially and adversely inconsistent with the employee’s status prior to the change in control or a material and adverse alteration in the nature of the employee’s duties, responsibilities or authority; (b) a reduction in the employee’s base salary; or (c) a relocation of the employee’s own office location to a location more than 30 miles from its location prior to the change in control.
Milton Offer Letter
On January 4, 2016, Mr. Robert C. Milton III was appointed to the position of Executive Vice President, General Counsel and Secretary of the Company pursuant to an offer letter entered into on December 11, 2015. Mr. Milton’s offer letter provides for an annualized salary of $350,000 and a target annual bonus of $350,000 for the year ended December 31, 2016 paid 50% in cash and 50% in shares of restricted stock that vest ratably over three years.
On a termination of Mr. Milton’s employment by the Company solely in connection with a change of control of the Company, Mr. Milton will receive severance of two times the sum of his current base salary and targeted bonus.
Briggs Employment Agreement
On July 30, 2018, the Company entered into an employment agreement with Donald T. Briggs in connection with his appointment as President of Development. The employment agreement became effective September 27, 2018 and has a term of five years from the date thereof. The employment agreement applied during 2020 while Mr. Briggs was employed by the Company, but was superseded in connection with his termination by the terms of the separation agreement described above under “Compensation Discussion and Analysis – Elements of Compensation – Departure of Mr. Briggs and 2020 Compensation.”
The employment agreement provided for an annual base salary of not less than $500,000 and a target annual cash bonus of 100% of annual base salary. Additionally, Mr. Briggs was entitled to receive a cash bonus of not less than $500,000 paid in respect of fiscal year 2018, subject to continued employment through the date bonuses in respect of 2018 were paid to the Company’s employees and a signing bonus of $500,000. Mr. Briggs also was entitled to receive annual equity grants for each year, beginning with 2019, with a value at target performance levels equal to $1,500,000, of which (x) $500,000 was to be subject to vesting ratably over three years from the grant date subject to continued employment and (y) $1,000,000 was to be subject to vesting over a period of no more than five years from the grant date based on such criteria as may be determined by the Company in its sole discretion, which may include one or more performance-based hurdles. In addition, in the first quarter of 2019, Mr. Briggs was entitled to receive a number of LTIP Units with a value of $825,000, which will vest ratably over three years subject to continued employment.
Pursuant to contractual requirements in his employment agreement, on September 27, 2018, the Company granted Mr. Briggs (1) options to purchase 1,000,000 Common Shares that were subject to vesting over five years with one third scheduled to vest on each of the third, fourth and fifth anniversary of the grant date, subject to continued employment, (2) 132,276 LTIP Units that vest over five years, with one third scheduled to vest on each of the third, fourth and fifth anniversary subject to continued employment and (3) 49,986 LTIP Units scheduled to vest over approximately three years, which were primarily intended to compensate Mr. Briggs for unvested equity awards of his former employer that he forfeited by joining the Company.

The employment agreement provided that, on any termination of Mr. Briggs’ employment, Mr. Briggs was to be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Briggs under the terms of any other plan or program. Under the employment agreement, on a termination of Mr. Briggs’ employment by the Company without cause or by Mr. Briggs for good reason, subject to Mr. Briggs’ execution of a release, Mr. Briggs was entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Briggs’ employment agreement:
•
“Severance Amount” equals 1.5 times Mr. Briggs’ base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of the Company (a “Qualifying CIC Termination”), in which case it will equal 2.5 times Mr. Briggs’ base salary and target annual bonus.

•
“Pro Rata Bonus” equals a pro rata portion of Mr. Briggs annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Briggs target annual bonus.

•
“Medical Benefits” require the Company to provide Mr. Briggs medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, subject to applicable law.

On a termination of Mr. Briggs’ employment due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Briggs’ execution of a release, Mr. Briggs’ would have been entitled to vesting of the equity granted September 27, 2018. Under the employment agreement, if Mr. Briggs’ employment was terminated upon or after the expiration of the employment period, Mr. Briggs would have been entitled, subject to Mr. Briggs’ execution of a release, to vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment and a pro-rated annual bonus for the year of termination.
The employment agreement provided for Mr. Briggs to be subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Briggs’ employment terminates for any reason.
In the event that payments or benefits owed to Mr. Briggs constituted “parachute payments” within the meaning of Section 280G of the Code and would have been subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits were to be reduced to an amount that would not result in the imposition of such excise tax, but only if such reduction resulted in Mr. Briggs receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally meant Mr. Briggs’ (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Briggs’ incapacity due to physical or mental illness or after Mr. Briggs’ notice of termination for good reason) that Mr. Briggs’ fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.
Under the employment agreement, Mr. Briggs was also entitled to terminate his employment for “good reason” within 90 days after he had actual knowledge of the occurrence, without his written consent, of one of the following events that had not been cured within 30 days after Mr. Briggs gave written notice of such event to the Company (provided that such notice was given to the Company within 30 days after Mr. Briggs became aware of the event): (1) a material reduction in base salary, aggregate annual cash compensation opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Briggs’ position, authority, duties or responsibilities; (3) a relocation of Mr. Briggs’ location of employment to a location outside of Manhattan; or (4) the Company’s material breach of any provision of the employment agreement.

Equity Awards
Pursuant to the terms of the applicable award agreements entered into with our NEOs relating to restricted LTIP Units and Common Shares that are subject to vesting based solely on continued employment, all outstanding unvested LTIP Units and Common Shares held by each of our NEOs will fully vest in the event such NEO’s employment is terminated by us without cause or by the NEO for good reason within 24 months of a change in control or as a result of the NEO’s death. Pursuant to the terms of the applicable award agreements entered into with our NEOs relating to options to purchase Common Shares, all outstanding options held by each of our NEOs will fully vest in the event such NEO’s employment is terminated by us without cause or by the NEO for good reason within 24 months of a change in control or as a result of the NEO’s retirement on or after attainment of age 65, death or disability and the options will continue to be exercisable following termination for up to one year in the event of a termination due to qualifying retirement, death or disability and up to 60 days in the event of any other termination, other than a termination for cause (but in no event beyond the expiration of the term of the option).
With respect to the performance based LTIP Units that we granted to our NEOs under as part of the 2018 LTI Awards, 2019 LTI Awards and 2020 LTI Awards, pursuant to the terms of the applicable award agreements, in the event of a change in control prior to the end of the applicable three-year measurement period, we will determine the award earned by the NEOs based on our performance through the date of the change in control measured against pro-rated hurdles, provided that, in the event the change in control occurs within the first year of the three-year measurement period, the amount earned will be pro-rated based upon the portion of the three-year measurement period that elapsed from the first day of such period through the date of the change in control. The LTIP Units earned will remain subject to vesting based on continued employment in the same manner as would have applied in the absence of a change in control (i.e., one-half of the LTIP Units that are earned will vest on the date the Compensation Committee determined the amount earned and the remainder will vest in equal installments on the fourth and fifth anniversaries of the beginning of the three-year measurement period), except that all of an NEO’s LTIP Units that are earned will vest if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason within 18 months following the change in control or if the LTIP Units that are earned do not remain outstanding following the change in control. In addition, any LTIP Units earned prior to a change in control will fully vest if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason within 18 months following the change in control.
In the event of a qualified termination of a NEO prior to the end of the three-year measurement period for the performance-based 2018 LTI Awards, the performance-based 2019 LTI Awards or the performance-based 2020 LTI Awards, the NEO will be entitled to retain his LTIP Units subject to the same performance-based vesting conditions as applied prior to such termination; provided that the number of LTIP Units earned will be prorated based upon the portion of the three-year measurement period that elapsed from the first day of such period through the date of the qualified termination. Any LTIP Units subsequently earned will be fully vested, but, other than in the case of a termination upon death or disability, the NEO will not have the right to transfer the LTIP Units until the dates on which they would have vested if the qualified termination had not occurred. In the event of a qualified termination of a NEO after the end of the three-year measurement period, any LTIP Units earned by such NEO will fully vest; provided that, other than in the case of a termination upon death or disability, the NEO will not have the right to transfer the LTIP Units until the dates on which they would have vested if the qualified termination had not occurred. The term qualified termination is defined in the award agreements for the performance-based 2018 LTI Awards, the performance-based 2019 LTI Awards and the performance-based 2020 LTI Awards to mean the termination of employment with us as a result of the NEO’s death, disability or, after the first anniversary of the beginning of the three-year measurement period, a termination by us without cause or such NEO’s resignation for good reason.
In each case, the terms cause, good reason and change in control are specifically defined in the applicable award agreements.

The following table sets forth potential payments and benefits that would have been provided to our NEOs upon the occurrence of a change in control or certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2020.
Name	Salary and Cash Bonus (Multiple)	Salary and Cash Bonus	Health Benefits	Vesting of Equity Awards(1)	Total
Termination by Urban Edge Properties Without Cause or by the Executive for Good Reason
Mr. Olson	2x	$5,334,000	$94,005	$2,038,862	$7,466,867
Mr. Weilminster	1.5x	2,280,000	28,139	2,746,153	5,054,292
Mr. Langer	1.5x	2,294,250	28,139	652,719	2,975,108
Mr. Eilberg	n/a	—	—	—	—
Mr. Milton	n/a	—	—	—	—
Death(2)
Mr. Olson	n/a	—	—	2,038,862	2,038,862
Mr. Weilminster	n/a	—	—	2,746,153	2,746,153
Mr. Langer	n/a	—	—	652,719	652,719
Mr. Eilberg	n/a	—	—	333,360	333,360
Mr. Milton	n/a	—	—	273,267	273,267
Change in Control without Termination(3)
Mr. Olson	n/a	—	—	546,477	546,477
Mr. Weilminster	n/a	—	—	368,726	368,726
Mr. Langer	n/a	—	—	174,112	174,112
Mr. Eilberg	n/a	—	—	54,906	54,906
Mr. Milton	n/a	—	—	47,504	47,504
Termination Following Change in Control(3)
Mr. Olson	3x	7,770,000	94,005	3,131,817	10,995,822
Mr. Weilminster	2.5x	3,600,000	56,278	3,470,483	7,126,761
Mr. Langer	2.5x	3,622,500	56,278	1,000,944	4,679,722
Mr. Eilberg	1x	790,125	—	443,172	1,233,297
Mr. Milton	2x	1,574,000	—	368,275	1,942,475
(1)
LTIP Units and Common Shares that would have vested are valued based on the closing price of the Common Shares on the last business day of 2020, December 31, 2020, which was of $12.94. The value of the options to purchase Common Shares is calculated as the difference between the closing price of the Common Shares on December 31, 2020 and the exercise price of the options. No amounts were included for the performance-based 2018 LTI Awards, the performance-based 2019 LTI Awards or the performance-based 2020 LTI Awards under “Termination by Urban Edge Properties Without Cause or by the Executive for Good Reason” or “Qualifying Death or Disability” as the earning of any such awards would remain subject to the achievement of the performance-based vesting hurdles through the end of the applicable three-year measurement period. Amounts under “Change in Control” for the performance-based 2018 LTI Awards, the performance-based 2019 LTI Awards and the performance-based 2019 LTI Awards reflect the amount that would vest upon the change in control (i.e., 50% of the amount earned based on achievement of the performance-based vesting conditions) and does not include the portion of the award that would remain subject to vesting based on continued employment.

(2)
In the event of a disability of December 31, 2020, Mr. Weilminster would receive accelerated vesting of his restricted LTIP Units that were granted to him on September 27, 2018 that are subject to vesting based solely on continued employment, and none of the other NEOs would receive accelerated vesting.

(3)
In the event that any payments and benefits to be paid or provided to Messrs. Olson, Weilminster or Langer would be subject to “parachute payment” excise taxes under the Internal Revenue Code of 1986, as amended, such NEO’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to such NEO.

Employee Retirement Plan
The Company does not maintain a retirement plan other than a 401(k) plan.
Deferred Compensation
The Company does not currently sponsor or operate any deferred compensation programs that are generally offered to all eligible employees or to any of the NEOs.

Pay Ratio Disclosure
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer. Our principal executive officer is Mr. Olson.
For fiscal year 2020, Mr. Olson had total compensation of $6,149,061 million as reflected in the Summary Compensation Table. We estimate that the median annual compensation for all Company employees based on W-2 gross pay, excluding Mr. Olson, was $103,968 for 2020. As a result, Mr. Olson’s 2020 compensation was approximately 59 times that of the median annual compensation for all employees. As of December 31, 2020, we had 106 employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees of the Company, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Amy B. Lane (Chair)
Michael A. Gould
Kevin O’Shea

PROPOSAL 3
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, we are providing our shareholders an opportunity to indicate whether they support our compensation program for our named executive officers as described in this Proxy Statement by voting for or against the resolution that appears below. This vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. We believe that it is appropriate to seek the views of our shareholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. At our 2016 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of the Board. The Board considered the voting results with respect to the frequency proposal as well as other factors, and currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers.
Our executive compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives while aligning their interests with those of our shareholders. To achieve these goals, significant portions of targeted compensation may only be earned upon achievement of specific performance goals and are delivered in the form of equity. Base salary is the only type of compensation awarded to our named executive officers that is fixed and not subject to any time or performance-based vesting
We believe that a majority of the compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive varies based on Company performance. For long-term incentive compensation, we grant a combination of time and performance vesting equity-based awards. Other than equity-based awards granted to our named executive officers to make them whole for compensation amounts forfeited by joining the Company and for awards to induce them to join the Company, the majority of the equity-based awards granted to our CEO and other named executive officers is in the form of performance-based units that vest only upon achievement of goals tied to the absolute and relative performance of our Common Shares over a three-year performance period. We believe equity-based awards that vest over multiple years ensures that the majority of each executive’s compensation opportunity is tied to our shareholders, with emphasis on share price appreciation and dividend growth, for the executives to realize value.
Prior to voting on this proposal, shareholders are encouraged to read the sections entitled “Executive Officer Compensation-Compensation Discussion and Analysis” beginning on page 26 of this Proxy Statement, which describe in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2020. For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our shareholders, and we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which we and our significant shareholders, Trustees and our executive officers or their respective immediate family members are participants (including transactions required to be disclosed under Item 404 of Regulation S-K) to determine whether such persons have a direct or indirect material interest in the transaction. Our policy (as set forth in our Code of Business Conduct and Ethics) is to determine whether such persons have a direct or indirect material interest in the transaction. In determining whether such an interest exists, we apply the standards set forth in Item 404 of Regulation S-K, our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.
Our legal and financial staff is primarily responsible for the development and implementation of processes and controls to obtain information from our significant shareholders, Trustees and our executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Schedule 14A. We also disclose transactions or categories of transactions we consider in determining that a Trustee is independent.
In addition, our Audit Committee and/or our Corporate Governance and Nominating Committee reviews and, if appropriate, approves or ratifies any related person transaction that is required to be disclosed. These committees, in the course of their review of a disclosable related-party transaction, consider: (1) the nature of the related person’s interest in the transaction; (2) the material terms of the transaction; (3) the importance of the transaction to the related person; (4) the importance of the transaction to the Company; (5) whether the transaction would impair the judgment of a Trustee or executive officer to act in the best interest of the Company; and (6) any other matters these committees deem appropriate.
The following is a summary of related person transactions since January 1, 2020, other than compensation arrangements which are described under “Executive Officer Compensation” and “Compensation of Trustees.” The related person transactions listed below were all approved by our Board.
Lease of Office Space from Vornado
In connection with the spin-off the Company entered into individual leases pursuant to which the Company leases office space at (i) 210 Route 4 East, Paramus, New Jersey 07652, Vornado’s administrative headquarters; (ii) 888 Seventh Avenue, New York, New York 10019, Vornado’s executive headquarters; and (iii) 61-35 Junction Boulevard, Rego Park, New York 11374, Vornado’s Rego Center. Rent payments will generally be adjusted each year of each lease to reflect increases or decreases in operating and maintenance expenses and other factors. Rent payments in 2020 were $1,007,827, comprised of rent for 210 Route 4 East, Paramus, New Jersey 07652 in the amount of $533,778, 888 Seventh Avenue, New York, New York 10019 in the amount of $411,382 and 61-35 Junction Boulevard, Rego Park, New York 11374 in the amount of $62,667.
Property Management and Leasing Services
In connection with the spin-off, the Company and Vornado entered into a property management agreement under which the Company provides management, development, leasing and other services to certain properties owned by Vornado and its affiliates, including Interstate Properties (“Interstate”) and Alexander’s, Inc. (NYSE:ALX). Interstate is a general partnership that owns retail properties in which Steven Roth, Chairman of Vornado’s Board and Chief Executive Officer of Vornado, and a member of our Board of Trustees, is the managing general partner. Interstate and its partners beneficially owned an aggregate of approximately 7.0% of the Common Shares of beneficial interest of Vornado as of December 31, 2020. As of, and for the twelve months ended December 31, 2020, Vornado owned 32.4% of Alexander’s, Inc. We recognized management and development fee income of $1.3 million, $1.9 million and $1.5 million for the years ended December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020 and December 31, 2019, there were $0.18 million and $0.62 million of fees, respectively, due from Vornado included in tenant and other receivables in our consolidated balance sheets.

OTHER BUSINESS

The Board has no knowledge of any other matter to be submitted at the Annual Meeting. Should any other matter properly come before the Annual Meeting, including a question of adjourning or postponing the Annual Meeting, named proxies will have discretionary authority to vote the shares represented in accordance with their best judgment.

FINANCIAL STATEMENTS

A copy of our 2020 Annual Report on Form 10-K, including our financial statements for the year ended December 31, 2020, is being furnished to shareholders concurrently herewith.
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC and Maryland law, we are permitted to use a method of delivery for proxy materials referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different shareholders reside and are members of the same household, or where one shareholder has multiple accounts. If we household proxy materials, then only one copy of our annual report and proxy statement will be sent to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any shareholder residing at the same address. If you wish to receive a separate copy of the annual report and proxy statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Urban Edge Properties, Attention: Investor Relations, 888 Seventh Avenue, New York, New York 10019, (b) telephone at (212) 956-2556, or (c) e-mail at rmilton@uedge.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided that such broker, bank or other nominee has elected to household proxy materials.
SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2022 annual meeting of shareholders must be received by our Secretary at our principal executive offices no later than November 25, 2021 in order to be considered for inclusion in our proxy statement relating to the 2022 annual meeting of our shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”). Shareholder proposals received after November 25, 2021 will be considered untimely under our Bylaws. While the Board will consider shareholder proposals, we reserve the right to omit from our annual proxy statement shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Our Bylaws currently provide that, in order for a shareholder to nominate a candidate for election as a Trustee or a shareholder to propose other business to be presented at our 2022 annual meeting of shareholders, other than a shareholder proposal included in our Proxy Statement pursuant to Rule 14a-8, notice of such nomination or proposal must be delivered to our Secretary at our executive office not earlier than October 26, 2021 and no later than 5:00 p.m., Eastern Time, on November 25, 2021, except that, if the 2022 annual meeting of our shareholders is originally scheduled for a date that is before April 4, 2022 or after June 3, 2022, notice must be delivered no earlier than the 150th day prior to the date of the 2022 annual meeting of our shareholders and not later than 5:00 p.m., Eastern Time on the later of the 120th day prior to the date of the 2022 annual meeting of shareholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2022 annual meeting of shareholders is first made. The public announcement of a postponement or adjournment of an annual meeting will not extend or restart any time period for giving such a notice. Any such proposal should be mailed to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary.
By Order of the Board of Trustees,

ROBERT C. MILTON III
Executive Vice President, General Counsel and Secretary
March 25, 2021

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 4, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/UE2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 4, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D42594-P51105 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

URBAN EDGE PROPERTIES

The Board of Trustees recommends you vote FOR all of the following nominees:

Nominees:	For	Against	Abstain
1a. Jeffrey S. Olson	☐	☐	☐
1b. Michael A. Gould	☐	☐	☐
1c. Steven H. Grapstein	☐	☐	☐
1d. Steven J. Guttman	☐	☐	☐
1e. Amy B. Lane	☐	☐	☐
1f. Kevin P. O'Shea	☐	☐	☐
1g. Steven Roth	☐	☐	☐
1h. Douglas W. Sesler	☐	☐	☐

The Board of Trustees recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐
3. The approval, on a non-binding advisory basis, of a resolution approving the compensation of our named executive officers as described in the Proxy Statement.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 5, 2021:
The Notice and Proxy Statement and 2020 Annual Report, including Form 10-K are available at www.proxyvote.com.

D42595-P51105

URBAN EDGE PROPERTIES
Annual Meeting of Shareholders
May 5, 2021 9:00 AM
This proxy is solicited by the Board of Trustees

The undersigned hereby appoints Mark J. Langer, Robert C. Milton, III and Genevieve Kelly, and each of them (with full power of substitution), as proxies for the undersigned, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the common shares of beneficial interest of Urban Edge Properties (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM Eastern Time on May 5, 2021, virtually at www.virtualshareholders.com/UE2021, and at any adjournment or postponement thereof. The undersigned acknowledges receipt from the Company prior to the execution of the proxy of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the Annual report to Shareholders, and revokes any proxy heretofore given with respect to the Annual Meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL TRUSTEE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AND PROPOSAL 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business, including a motion to adjourn or postpone the Annual Meeting to another time and/or place, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side